UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SEAWORLD ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6240 Sea Harbor Drive

Orlando, Florida 32821

April 29, 2021

Dear Fellow Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) to be held on Friday, June 11, 2021 at 11:00 a.m., Eastern Daylight Saving Time. For your convenience, we are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/SEAS2021.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 29, 2021 to our stockholders of record at the close of business on April 15, 2021. The notice contains instructions on how to access our Proxy Statement and 2020 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of SeaWorld Entertainment, Inc.

Sincerely,

Scott Ross

Chairperson of the Board of Directors

Marc Swanson

Interim Chief Executive Officer

6240 Sea Harbor Drive

Orlando, Florida 32821

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2021

Notice is hereby given that the 2021 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) will be held on Friday, June 11, 2021 at 11:00 a.m., Eastern Daylight Saving Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/SEAS2021. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	To elect the ten director nominees listed herein.
(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.
(3)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
(4)	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 15, 2021, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 6240 Sea Harbor Drive, Orlando, Florida 32821, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/SEAS2021 when you enter your 16-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;
•	Telephone; or
•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Friday, June 11, 2021: The Proxy Statement and 2020 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2020, are available at www.proxyvote.com. In addition, a list of stockholders entitled to vote at the Annual Meeting will be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/SEAS2021 when you enter your 16-Digit Control Number.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

April 29, 2021

6240 Sea Harbor Drive

Orlando, Florida 32821

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2021

General Information

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of SeaWorld Entertainment, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 11, 2021 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. D.F. King & Co., directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares via the Internet in accordance with the instructions at www.virtualshareholdermeeting.com/SEAS2021.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the ten director nominees listed in this Proxy Statement (the “Nominee Proposal”).
•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 (the “Ratification Proposal”).
•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers (the “Say-on-Pay Proposal”).

Who is entitled to vote?

Stockholders as of the close of business on April 15, 2021 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 79,060,099 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote are also counted for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, each of the Nominee Proposal and Say-on-Pay Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at their discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise their discretion.

How many votes are required to approve each proposal?

With respect to the election of the Nominee Proposal, each director is elected at the Annual Meeting by the vote of the majority of the votes cast with respect to such director’s election, which means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. If any incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our bylaws require that such person offer to tender his or her resignation to the Board and that the Nominating and Corporate Governance Committee make a recommendation to the Board on whether to accept or reject such resignation or whether other action should be taken.

With respect to the Ratification Proposal and the Say-on-Pay Proposal, approval of each proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

While the Say-on-Pay Proposal is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

With respect to the Say-on-Pay Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.
•	“FOR” the Ratification Proposal.
•	“FOR” the Say-on-Pay Proposal.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SEAS2021. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/SEAS2021;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/SEAS2021 on the day of the Annual Meeting;
•	Webcast starts at 11:00 a.m. Eastern Daylight Saving Time;
•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet; and
•	You will need your 16-Digit Control Number to enter the Annual Meeting.

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost. We believe that holding the Annual Meeting online provides the opportunity for participation by a broader group of stockholders while reducing environmental impacts and the costs associated with planning, holding and arranging logistics for in-person meeting proceedings.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools.  We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;
•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Saving Time on June 10, 2021 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 10, 2021.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, Florida 32821 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company has also retained D.F. King & Co. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses.

Proposal No. 1—Election of Directors

The entire Board will be elected at the 2021 Annual Meeting of Stockholders.

The Company entered into a stockholders agreement with Hill Path Capital LP (“Hill Path”) (the “Stockholders Agreement”) that became effective May 29, 2019.  Under the Stockholders Agreement, for so long as Hill Path owns at least 5% of the Company’s outstanding common stock, it will have the right to designate a number of individuals as directors (the “Hill Path Designees”) in proportion to its share ownership (rounded up or down as applicable to the nearest whole number), provided that the maximum number of Hill Path Designees shall not exceed three. Currently, Hill Path owns approximately 34.4% of the Company’s outstanding common stock and accordingly, is entitled to designate up to three Hill Path Designees to the Board.  Two directors designated by Hill Path may be affiliated with Hill Path and, subject to the independence standards of the New York Stock Exchange, there shall be one Hill Path Designee on each committee of the Board, as determined by Hill Path and subject to the approval of the Nominating and Corporate Governance Committee.  Scott Ross, James Chambers and Charles Koppelman are the current Hill Path Designees.  Mr. Koppelman is not affiliated with Hill Path.

Mr. Sergio (“Serge”) Rivera resigned as our Chief Executive Officer (“CEO”) and a member of the Board of Directors effective April 4, 2020.

Effective December 9, 2020, the Board elected Mr. Timothy Hartnett and Ms. Kimberly Schaefer to serve as directors of the Company.

Based on the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees for a one-year term expiring in 2022: Ronald Bension, James Chambers, William Gray, Timothy Hartnett, Charles Koppelman, Yoshikazu Maruyama, Thomas E. Moloney, Neha Jogani Narang, Scott Ross and Kimberly Schaefer.  Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Ronald Bension, James Chambers, William Gray, Timothy Hartnett, Charles Koppelman, Yoshikazu Maruyama, Thomas E. Moloney, Neha Jogani Narang, Scott Ross and Kimberly Schaefer. If any of the nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2021

The following information describes the offices held, other business directorships of each director nominee and their ages as of the record date. In addition, each of our director nominees maintains a significant ownership interest in the Company in accordance with our stock ownership policy for directors, which is described below under “Director Compensation for Fiscal 2020―Stock Ownership Guidelines.” Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Nominees for Election:
Name	Age	Principal Occupation and Other Information

Scott Ross Committees Compensation (Chair) Nominating and Corporate Governance Revenue	41

Scott Ross has been a director of the Company since November 2017 and has served as Chairman of the Board since July 2019. Mr. Ross is the Founder and Managing Partner of Hill Path Capital LP (“Hill Path”). Mr. Ross was previously a partner at Apollo Global Management LLC (which he joined in 2004) where he focused on private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors.  Prior to Apollo, Mr. Ross was a member of the Principal Investment Area in the Merchant Banking Division of Goldman, Sachs & Co. and a Member of the Principal Finance Group in the Fixed Income, Currencies, and Commodities Division of Goldman, Sachs & Company.  Mr. Ross was employed by Shumway Capital Partners from August 2008 to September 2009. Mr. Ross previously served on the board of directors of Diamond Eagle Acquisition Corp., Great Wolf Resorts, Inc., EVERTEC, Inc. and CEC Entertainment, Inc. (parent company of Chuck E. Cheese’s).  Mr. Ross graduated magna cum laude from Georgetown University in 2002 with a B.A. degree in Economics and was elected to Phi Beta Kappa.

Ronald Bension Committees Audit Revenue	66

Ronald Bension has been a director of the Company since April 2016.  Mr. Bension has served as President and Chief Executive Officer of ASM Global since March 2021.  ASM Global is a leading provider of innovative venue services and live experiences with a portfolio of more than 325 venues on five continents including arenas, stadiums, convention and exhibition centers, and performing arts venues. Prior to joining ASM Global, Mr. Bension was with Live Nation Entertainment, Inc. for 10 years serving as President of Venue Nation where he oversaw the operation of 120 clubs, theaters, and amphitheaters around the country.  Before joining Live Nation, Mr. Bension held principal roles as Chief Executive Officer of TicketsNow.com, Gameworks, LLC and Tickets.com.  Mr. Bension also served as Chairman and Chief Executive Officer of Universal Studios Recreation Group, a unit of Universal Studios, from 1990 to 1996, where he oversaw their multi-billion dollar expansion programs in Hollywood, Orlando and Osaka, Japan. He currently serves as a Trustee at Art Center College of Design in Pasadena and holds a Bachelor of Science in Criminal Justice from California State University, Los Angeles.

James Chambers Committees Compensation Nominating and Corporate Governance (Chair) Revenue	35

James Chambers has been a director of the Company since June 2019.  Mr. Chambers has been a Partner at Hill Path since 2016. From 2009 to 2016, Mr. Chambers was a Principal at Apollo Global Management LLC where he worked on a wide range of transactions across a variety of industries.  Prior to Apollo Management, Mr. Chambers was an analyst in the Consumer Retail Group in the Investment Banking Division of Goldman Sachs & Co.  Mr. Chambers has served on the board of directors of Dave & Buster’s Entertainment, Inc. since December 2020.  Mr. Chambers has previously served on the board of directors of Great Wolf Resorts, Inc., CEC Entertainment Inc. (the parent company of Chuck E. Cheese's), Principal Maritime Tankers Corp. and Principal Chemical Carriers, LLC.  Mr. Chambers graduated from Duke University in 2007 with a B.A. in Political Science and a Certificate in Markets and Management.

William Gray Committees Audit Nominating and Corporate Governance Revenue Timothy Hartnett Committees Audit	69 55

William Gray has been a director of the Company since December 2014. He currently serves as Co-Founder and Executive Director of Hulls Highway Consulting, which he co-founded in 2011. Mr. Gray has been a Senior Advisor to The Blackstone Group Inc. since 2010. Mr. Gray served as Co-Chief Executive Officer and Vice Chairman of Ogilvy North America of Ogilvy & Mather Worldwide from 2005 to 2009. Mr. Gray served as the President of Ogilvy Mather Advertising New York from 1997 to 2005. He joined Ogilvy & Mather, Inc. in 1978 as an Assistant Account Executive. Mr. Gray served on the boards of Crocs, Inc. (Nasdaq) from 2018 to 2020, Harleysville Group Insurance (Nasdaq) from 2007 to 2011, HealthMarkets, Inc. from 2013 to 2019, the board of trustees of The Century Family of Mutual Funds from 2006 to 2018 and the board of directors of Zinio Publishing Group from 2011 to 2014. He has also been a trustee of the New York Public Library since 1997. He received his MBA from the University of Virginia’s Darden School and a BA from Harvard College.

Timothy Hartnett has been a director of the Company since December 2020. Mr. Hartnett has served as Chief Executive Officer of New Roc Management, a consulting firm focused on providing asset management and operational services and advice to a high net worth family since 2018. Mr. Hartnett has also served as Chief Executive Officer of White Fall Advisors, a consulting firm focused on providing financial and operational advice to various entities since 2016. From 2013 to 2016, Mr. Hartnett served as the CEO of HRS Management, a family office. Prior to that, Mr. Hartnett served as a Global Private Equity leader and held various other roles of increasing responsibility at PricewaterhouseCoopers during his tenure from 1998 to 2013. Mr. Hartnett received a B.A. in Accounting from Boston College, an M.B.A. in Finance from Columbia Business School and is a Certified Public Accountant (inactive).

Charles Koppelman Committees Nominating and Corporate Governance Revenue	81

Charles Koppelman has been a director of the Company since July 2019.  He currently serves as Chairman and Chief Executive Officer of CAK Entertainment, Inc., an entertainment and leisure consultant and brand development firm that he founded in 1997. Mr. Koppelman served as Executive Chairman and Principal Executive Officer of Martha Stewart Living Omnimedia, Inc. from 2005 to 2011.  Mr. Koppelman served as Chairman and Chief Executive Officer of EMI Records Group, North America, from 1994 to 1997, and Chairman and Chief Executive Officer of EMI Music Publishing from 1990 to 1994. Mr. Koppelman currently serves on the board of directors of Las Vegas Sands Corp. (Chairman of Compensation Committee) and he previously served on the board of directors of Six Flags Entertainment Corporation and its Audit Committee (2010 to 2016), Martha Stewart Living Omnimedia, Inc. (Executive Chairman) (2004 to 2011), and Steve Madden, Ltd. (Executive Chairman) (2000 to 2004).

Yoshikazu Maruyama Committees Compensation Revenue (Chair)	50

Yoshikazu Maruyama has been a director of the Company since June 2017 and served as Chairman of the Board from September 2017 until July 2019. Since May 2019, Mr. Maruyama has served as Chief Executive Officer and director of TOCA Football, Inc., a California-based, global soccer experiences company.  Prior to that, he provided consulting services in the leisure industry, including to Zhonghong Zhuoye Group Co., Ltd., a real estate development and diversified leisure and tourism company in Asia from March 2017 to April 2018. Prior to that, Mr. Maruyama served as Global Head of Location Based Entertainment for DreamWorks Animation SKG, where he served from August 2010 until March 2017. From June 2004 to January 2009, he served as Chief Strategy Officer and was elected to the Board of Directors of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park. Mr. Maruyama held multiple positions at Universal Parks and Resorts from June 1995 to June 2004, including as Senior Vice President of International Business Development and Vice President of Strategic Planning. Mr. Maruyama also served as a Financial Analyst at J.P. Morgan & Co. from July 1992 to June 1995. Mr. Maruyama holds a Bachelor of Science degree in Operations Research from Columbia University.  Mr. Maruyama also serves on the board of Make-A-Wish Greater Los Angeles, a nonprofit organization.

Thomas E. Moloney Committees Audit (Chair) Compensation	77

Thomas E. Moloney has been a director of the Company since January 2015. Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012. Mr. Moloney serves on the Board of Directors of Genworth Financial, Inc. (NYSE). Mr. Moloney also serves on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney formerly served on the boards of Manulife International Board (Singapore), Nypro, Inc., 5 Star Life Insurance Company, and Shawmut Design and Construction Company. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification (Silver Level) from the American College of Corporate Directors Group.

Neha Jogani Narang Committees Revenue	37

Neha Jogani Narang has served as a director of the Company since November 2019.  She most recently served as the Chief Marketing Officer at True, an early-stage private social app, from November 2020 through April 2021 and is continuing on as an advisor to the company.  Ms. Narang also founded G2M Consulting, LLC where she has been supporting companies as a marketing expert and interim Chief Marketing Officer consultant since 2018.  Prior to that, Ms. Narang was a marketing leader at Facebook from 2011 to 2017, where she most recently led Global Developer Marketing and Consumer Product Marketing. Prior to joining Facebook, Ms. Narang was a consultant at The Boston Consulting Group from 2010 to 2011 and was a consultant at Cornerstone Research from 2005 to 2008.  Ms. Narang holds a Master of Business Administration from Stanford University Graduate School of Business and a bachelor’s degree from University of Southern California. Ms. Narang also serves on the Board of Directors (governance co-chair) of the Boys and Girls Clubs of San Francisco, a nonprofit organization.

Kimberly Schaefer Committees Revenue	55

Kimberly Schaefer has been a director of the Company since December 2020. Ms. Schaefer has served as President of Two Bit Circus, Inc., a startup concept focusing on social interactions using the latest in technology and gaming, since 2017. From 2009 to 2015, Ms. Schaefer served as Chief Executive Officer and a director of Great Wolf Resorts, Inc. Prior to being appointed their Chief Executive Officer, Ms. Schaefer served as Chief Operating Officer/Chief Brand Officer from 2005 to 2008. Ms. Schaefer has served on the board of Hall of Fame Resort & Entertainment (NASDAQ) since July 2020 and served on the board of Education Realty Trust (NYSE) from 2016 to 2018. Ms. Schaefer graduated from Edgewood College with a B.A. in Accounting and is a Certified Public Accountant (inactive).

Board Skills and Diversity

Our Board of Directors is highly talented and diverse.  The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business or industry.  The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it.  In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area.  The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

The Board of Directors and Certain Governance Matters

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Revenue Committee and such other special or ad hoc committees as it determines appropriate from time-to-time.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. The Company has adopted a majority voting standard for director elections and all directors are elected annually.

Engagement with Stockholders

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with continuous and meaningful engagement. During 2020, outreach to our stockholders was a priority for our Board of Directors and management team. We held one-on-one meetings with stockholders and potential investors from the United States as well as overseas. In addition, we have calls with stockholders on a regular basis, review correspondence submitted by stockholders to management and/or the Board and have discussions with proxy advisory services on various topics including implementing best practices in executive compensation and corporate governance. The Board and its committees received regular feedback on these meetings.

Our Board has also proactively taken steps to continue to ensure best governance practices, refresh its membership, and deepen its relevant experience, including:

•

adding two new, highly-qualified independent directors to the Board in 2020, with significant experience in the leisure, hospitality and entertainment sectors and with significant finance and accounting experience working with companies across industry sectors;

•	having a majority voting standard for uncontested director elections;
•	establishing compensation plans which emphasize longer term performance-based compensation and provide a more balanced scorecard of performance metrics;
•

requiring, unless restricted by any legal, contractual or other obligations, that the pools of candidates to be considered by the Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity and / or gender;

•	increasing board diversity (see Board Skills and Diversity table above); and
•	having an independent Chairman of the Board.

Consistent with our approach of proactively engaging stockholders, in the second half of 2020, our Board and its Compensation Committee continued its strategic stockholder engagement program with investors focused on compensation and governance issues. Various members of management, the Board’s independent compensation consultant, the Chairman of the Board and Compensation Committee participated in calls with stockholders.  Through this process, the Company reached out to stockholders representing nearly 78% of its outstanding shares and had discussions with stockholders representing over 41% of its outstanding shares, which included two of its top five largest stockholders.  Also, consistent with the Board’s desire to engage with stockholders, management and the Chairman of the Nominating and Governance Committee also engaged with stockholders on governance issues including diversity issues.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Nominating and Corporate Governance or Revenue Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 6240 Sea Harbor Drive, Orlando, Florida 32821. Such communications may be done confidentially or anonymously.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com), the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Ross, Bension, Chambers, Gray, Hartnett, Koppelman, Maruyama, Moloney, and Mmes. Narang and Schaefer is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable NYSE standards, including with respect to committee service. Our Board has also determined that each member of our Audit Committee (Messrs. Bension, Gray, Hartnett and Moloney) is “independent” for purposes of NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member of our Compensation Committee (Messrs. Ross, Chambers, Maruyama and Moloney) is “independent” for purposes of NYSE listing standards and Section 10C(a)(3) of the Exchange Act.

Board Structure

In July 2019, the Board elected Mr. Scott Ross to serve as Non-Executive Chairman of the Board. Our Corporate Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director, or the Board otherwise determines it is appropriate to elect a Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director is responsible for helping to assure appropriate oversight of Company management by the Board and optimal functioning of the Board. The independent directors elect the Lead Director from among the independent directors. A more complete description of the role of Lead Director is set forth in our Corporate Governance Guidelines.  The Chief Executive Officer position is separate from the Chairman position.  Marc G. Swanson currently serves as Interim Chief Executive Officer of the Company.

Our Board believes that this leadership structure is appropriate for us at this time as this structure encourages the free and open dialogue of competing views and provides for strong checks and balances.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s standing committees as of April 29, 2021.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Revenue Committee
Scott Ross		X, Chair	X	X
Ronald Bension	X			X
James Chambers		X	X, Chair	X
William Gray	X		X	X
Timothy Hartnett	X
Charles Koppelman			X	X
Yoshikazu Maruyama		X		X, Chair
Thomas E. Moloney	X, Chair	X
Neha Jogani Narang				X
Kimberly Schaefer				X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. Six of the directors then in office attended the Company’s 2020 Annual Meeting of Stockholders. During 2020, in order to assist the Company in its response to the COVID-19 pandemic, the Board held 48 meetings. During 2020, (i) the Audit Committee held eight meetings; (ii) the Nominating and Corporate Governance Committee held six meetings; (iii) the Compensation Committee held nine meetings; and (iv) the Revenue Committee held seven meetings. No incumbent member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served that were held during the period in 2020 that such director served on the Board or applicable committee.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Mr. Moloney and Mr. Hartnett qualifies as an audit committee financial expert as defined by applicable U.S. Securities and Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Moloney’s qualification based on, among other things, Mr. Moloney’s experience as the Chief Financial Officer of John Hancock Financial Services. The Board reached its conclusion as to Mr. Hartnett’s qualification based on, among other things, Mr. Hartnett’s experience at PricewaterhouseCoopers and the fact that he is a Certified Public Accountant though currently inactive. During the course of 2020, our Audit Committee consisted of Messrs. Bension, Gray and Moloney, with Mr. Moloney serving as Chair of the Audit Committee.  Mr. Hartnett joined the Audit Committee on February 19, 2021.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•

carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;
•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;
•

reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and
•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements prior to inclusion in our Annual Report on Form 10-K and our quarterly financial statements prior to inclusion in our quarterly reports on Form 10-Q or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. During the course of 2020, our Compensation Committee consisted of Messrs. Chambers, Maruyama, Moloney and Ross, with Mr. Ross serving as Chair of the Compensation Committee.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•

evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
•	considering policies and procedures pertaining to expense accounts of senior executives;
•

reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;
•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and
•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis and recommending to the Board its inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the Compensation Committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.  On July 10, 2019, the Compensation Committee formed the Rule 16b-3 Subcommittee which consists of Messrs. Moloney and Maruyama to approve certain transactions between the Company and its officers or directors in compliance with Rule 16b-3 under the Exchange Act.

For additional information about our processes and procedures for the consideration and determination of our executive and director compensation, including the role of the Compensation Committee’s independent compensation consultant and the role of executive officers in determining executive compensation, see “Executive Compensation―Compensation Discussion and Analysis” and “Executive Compensation―Director Compensation for Fiscal 2020”.

Compensation Committee Interlocks and Insider Participation

During the course of 2020, our Compensation Committee consisted of Messrs. Chambers, Maruyama, Moloney, and Ross. None of the members of our Compensation Committee during 2020 is or has at any time during the past year been, an officer or employee of our Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the applicable NYSE listing standards. During the course of 2020, our Nominating and Corporate Governance Committee consisted of Messrs. Chambers, Gray, Koppelman and Ross, with Mr. Chambers serving as Chair of the Nominating and Corporate Governance Committee. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;
•	identifying and recommending to the Board individuals to be nominated as directors;
•	evaluating candidates for nomination to the Board, including those recommended by stockholders;
•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;
•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;
•	overseeing, at least annually, the evaluation of the Board and management;
•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and
•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Revenue Committee

During 2020, the Revenue Committee consisted of Messrs. Bension, Chambers, Gray, Koppelman, Maruyama, and Ross, and Ms. Narang, with Mr. Maruyama serving as Chair of the Revenue Committee. Ms. Schaefer joined the Revenue Committee on February 19, 2021.  The duties and responsibilities of the Revenue Committee are set forth in its charter, and include the following:

•	reviewing and providing guidance to management with respect to the Company’s short-term and long-term revenue growth strategies and the Company’s implementation of strategic decisions; and
•

periodically, reviewing and evaluating the Company’s progress in implementing its short-term and long-term strategic revenue growth plans, discussing appropriate modifications to such plans to reflect changes in market or business conditions and discussing any other strategic concerns of the Board and/or management that are consistent with the purposes of the Revenue Committee as set forth in its charter.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. Each of the other Board committees considers risks related to matters within the scope of its responsibilities as part of its regular meeting agendas, and the committee chairs report to the full Board regarding matters considered by their committees following each committee meeting. In addition, our Board receives periodic detailed operating performance reviews from management.

Compensation Committee Risk Assessment

With the assistance of W.T. Haigh & Company, Inc. (“Haigh”), the Compensation Committee’s independent compensation consultant, the Compensation Committee conducted a comprehensive compensation risk assessment. The assessment focused on the design and application of the Company’s executive and non-executive compensation programs and whether such programs encourage excessive risk taking by executive officers and other employees. Based on the outcomes of this assessment, the Compensation Committee believes, and Haigh concurs, that the Company’s compensation programs (i) do not motivate our executive officers or our nonexecutive employees to take excessive risks, (ii) are designed to encourage behaviors aligned with the long-term interests of stockholders, and (iii) are not reasonably likely to have a material adverse effect on the Company.

Cybersecurity Risk

With respect to cybersecurity risk oversight, our Board of Directors and our Audit Committee receive periodic updates from the appropriate managers on the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. In addition to such periodic reports, our Board of Directors and our Audit Committee receive updates from management as to changes to the Company’s cybersecurity risk profile or significant newly identified risks.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. The Non-Executive Chairman or Lead Director, if applicable, presides at the executive sessions. The Audit, Compensation, Nominating and Corporate Governance and Revenue Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation, Nominating and Corporate Governance and Revenue Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, Florida 32821.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line, in writing, and a website. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Board of Directors recognizes the value of diversity and its ability to bring to bear a wide range of experiences and perspectives that are relevant to the Company’s strategy and business.  Consistent with the value of diversity, the Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards.  In addition, unless restricted by any legal, contractual or other obligations, the Nominating and Corporate Governance Committee will require that the pools of candidates to be considered by the Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity and / or gender.  The Nominating and Corporate Governance Committee is primarily responsible for this requirement and assesses its effectiveness by examining the diversity of all the directors on the Board when it selects director nominees. The Board does not establish specific goals with respect to diversity. However, since adopting this new requirement, the Board has added two directors, one of whom is a woman.  In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. Consistent with this approach, Ms. Schaefer and Mr. Hartnett were first recommended for service on our Board by Mr. Chambers.  The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The Stockholders Agreement described below under “Transactions with Related Persons—Hill Path Agreements” provides that Hill Path has the right to nominate to our Board up to three designees depending upon their percentage ownership of the Company.  Messrs. Ross, Chambers and Koppelman were nominated by Hill Path and have been nominated for re-election this year, see “Proposal No. 1 – Election of Directors.”

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stockholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

•

Mr. Bension has extensive e-commerce and entertainment company expertise from his experience leading several major e-commerce, recreation and entertainment companies to financial and strategic success.

•

Mr. Chambers has significant corporate finance and leisure and entertainment industry experience that he has gained from his various investment roles at Goldman, Sachs & Co, Apollo Global Management, LLC and his position as a Partner of Hill Path, as well as having served on the boards of various companies.

•

Mr. Gray has extensive experience in marketing, communications and management acquired from his leadership tenure of 30 plus years with Ogilvy Group and 15 plus years of experience in directorship roles.

•	Mr. Hartnett has significant experience working with companies across industry sectors and brings unique skills, particularly in finance and accounting.
•	Mr. Koppelman has extensive experience and expertise in building, managing and growing global brands in the consumer, leisure and entertainment sectors.
•

Mr. Maruyama has financial, marketing and management expertise as well as knowledge of our industry having previously served in multiple positions at Universal Parks and Resorts and as Chief Strategy Officer of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park.

•

Mr. Moloney has financial and management expertise and valuable experience gained from his position as Chief Financial Officer of John Hancock Financial Services, as well as experience as a director of other private and public companies.

•	Ms. Narang has extensive digital, brand and product marketing expertise gained from her leadership roles at Facebook, her consulting experience and from serving as the Chief Marketing Officer at True.
•

Mr. Ross has significant corporate finance and leisure and entertainment industry experience that he has gained from his various investment roles at Goldman, Sachs & Co, Shumway Capital Partners, Apollo Global Management, LLC and his position as a Managing Partner and founder of Hill Path, as well as having served on the boards of various public and private companies.

•

Ms. Schaefer has significant experience in the leisure, hospitality and entertainment sectors and brings unique skills, particularly in operations and marketing, as well as having served on the boards of various companies.

Our Corporate Governance Guidelines provide that directors may not continue to serve on the Board of Directors after reaching the age of 75 without an express waiver by the Board. The Board believes that waivers of this policy should not be automatic and should be based upon the needs of the Company and the individual attributes of the director. After considering Messrs. Moloney and Koppelman’s experience, dedication, and valuable contributions to the Board and its committees, pursuant to the Governance Guidelines, the Nominating and Corporate Governance Committee recommended to the Board that the mandatory retirement requirement be waived for Messrs. Moloney and Koppelman.  Based upon this recommendation, the Board determined that a waiver of this policy for Messrs. Moloney and Koppelman with respect to their service until the next annual meeting in 2022 was in the best interests of the Company and, accordingly, approved such waiver. Accordingly, the annual director nomination process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the ten incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee regularly considers director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors, if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, Florida 32821. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2022 Annual Meeting”.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers including ages as of record date.   Beneficial ownership of equity securities of the executive officers is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information

Marc G. Swanson	50

Marc G. Swanson has served as Interim Chief Executive Officer since April 2020.  Prior to that, he served as Chief Financial Officer and Treasurer of the Company since August 2017, except for from September 2019 to November 2019 when he served as Interim Chief Executive Officer. Prior to that, Mr. Swanson had served as Chief Accounting Officer from 2012 to 2017 and served as Interim Chief Financial Officer from June 2015 until September 2015 and as Interim Chief Financial Officer and Treasurer from August 1, 2017 until his permanent appointment later that same month. Previously, he was Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a Certified Public Accountant.

G. Anthony (Tony) Taylor	56

G. Anthony (Tony) Taylor has been the Chief Legal Officer, General Counsel and Corporate Secretary since 2010 and has led the External Affairs team since 2017, which includes Governmental Affairs and Community Affairs. In addition, from 2013 until 2015, Mr. Taylor led the Company’s Corporate Affairs group, which included Industry & Governmental Affairs, Corporate Communications, Community Affairs, Risk Management and Corporate Social Responsibility. From 2012 to 2015, Mr. Taylor led the Company’s Governmental Affairs team, and from 2010 to 2016, Mr. Taylor led the Risk Management Group.  Prior to joining the Company, Mr. Taylor held the position of Associate General Counsel of Anheuser-Busch Companies, Inc. from 2000 to 2010, and was a Principal at Blumenfeld Kaplan in St. Louis from 1993 to 2000. He holds bachelors’ degrees in political science and speech communication from the University of Missouri and a juris doctor degree from Washington University.

Name	Age	Principal Occupation and Other Information

Walter Bogumil	49

Walter Bogumil has served as the Company’s Chief Operating Officer since April 2020.  Prior to that, he served as Chief Strategy Officer from June 2018 to April 2020. Prior to joining the Company, he served as Affinity Gaming’s Interim Chief Executive Officer from April 2018 to June 2018 and served as Affinity’s Chief Financial Officer and Treasurer from March 2015 to June 2018. Prior to that, he was Vice President, Financial Analysis, at Penn National Gaming from April 2002 to March 2015.  He has also held previous roles in the theme park and resort industries.  Mr. Bogumil holds a bachelor's degree in finance from the University of Central Florida and a master's degree in business administration from Rollins College.

Dr. Christopher (Chris) Dold	48

Dr. Christopher (Chris) Dold has been our Chief Zoological Officer since April 2016. Prior to that, Dr. Dold served as Vice President, Veterinary Services from October 2009 until April 2016 and Senior Veterinarian at SeaWorld Orlando from October 2005 to September 2009. Prior to joining the Company, Dr. Dold was a National Academies-National Research Council Postdoctoral Clinical Fellow with the US Navy Marine Mammal Program and completed a University of California-Davis Internship in Marine Mammal Medicine and Pathology at The Marine Mammal Center in Sausalito, California. Dr. Dold has held memberships in the American Veterinary Medical Association, International Association for Aquatic Animal Medicine, European Association for Aquatic Mammals, and the American Association of Zoo Veterinarians. Dr. Dold received a Bachelor of Science degree in zoology from the University of Wisconsin-Madison and his doctorate in veterinary medicine from the University of Wisconsin-Madison School of Veterinary Medicine.

Elizabeth C. Gulacsy	47

Elizabeth C. Gulacsy has served as Interim Chief Financial Officer and Treasurer since April 2020 and from September 2019 to November 2019. She also served as Chief Accounting Officer of the Company from August 2017 to April 2020. Prior to that, Ms. Gulacsy served as Corporate Vice President, Financial Reporting from 2016 to 2017 and Director, Financial Reporting from 2013 to 2016. Prior to joining the Company, from 2011 to 2013, Ms. Gulacsy served as Chief Accounting Officer and Corporate Controller for Cross Country Healthcare, Inc., from 2006 to 2011 she served as their Director of Corporate Accounting and from 2002 to 2006 as their Assistant Controller. From 1997-2002, Ms. Gulacsy was an auditor for Ernst & Young LLP where she most recently served as Audit Manager. Ms. Gulacsy is a member of the Audit Committee for IAAPA, the global association for the theme park industry. Ms. Gulacsy previously served as a board member and treasurer for the SeaWorld and Busch Gardens Conservation Fund from 2018 to 2020. Ms. Gulacsy holds a bachelor’s degree and master’s degree in accounting from the University of Florida and is a Certified Public Accountant.

Sharon (Sherri) P. Nadeau	59

Sharon (Sherri) Nadeau was appointed as Chief Human Resources Officer in August 2019. Prior to that, Ms. Nadeau held senior human resources positions at Cerberus Capital Management portfolio companies from March 2016 to July 2019 where she most recently served as Senior Vice President and Chief Human Resources Officer for First Key Homes (2017 to July 2019) and Chief Human Resources Officer at YP, Inc. (the “Yellow Pages”) (March 2016 to July 2017). From 2012 to January 2016, Ms. Nadeau held senior human resources positions at Symphony Technology portfolio companies including Senior Vice President North America & Europe, Middle East, Africa for First Advantage (September 2014 to January 2016) and Senior Vice President and Chief People Officer for Connexity, Inc. (2012 to August 2014).  Ms. Nadeau held various other senior human resources positions from 2001 to 2012.  Ms. Nadeau holds a bachelor’s degree in accounting from Liberty University and a master’s degree in Accounting/Tax from the University of Virginia.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2020 and 2019 and fees billed for other services rendered for those periods:

	2020	2019
Audit fees(1)	$1,638,870	$1,460,862
Audit-related fees(2)	19,570	22,770
Total:	$1,658,440	$1,483,632

(1)

Includes the aggregate fees of $1,141,670 and $1,271,427 for the years ended December 31, 2020 and 2019, respectively, for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements, internal controls over financial reporting and the review of interim financial statements included in SEC filings. Also, includes aggregate fees of $497,200 and $189,435 for the years ended December 31, 2020 and 2019 that are primarily related to the issuance of comfort letters.

(2)

Includes fees billed for assurance and related services performed by Deloitte & Touche LLP that are primarily related to the audits of the SeaWorld & Busch Gardens Conservation Fund and other agreed upon procedures.

We paid no tax fees or fees other than audit and audit-related fees to Deloitte & Touche LLP in 2020 or 2019.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such audit and permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized Deloitte & Touche LLP’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee may pre-approve any such audit and permitted non-audit services that exceed the initial budget. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.”  The Audit Committee charter is available on our Investor Relations website at www.seaworldinvestors.com/corporate-governance/governance-documents/.  Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, and for auditing our internal control over financial reporting and expressing an opinion on the effectiveness of our internal control over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, (the “SEC”). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Thomas E. Moloney, Chair Ronald Bension
William Gray Timothy Hartnett (membership effective February 19, 2021)

Proposal No. 3—Non-Binding Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 23 to 45. At the Company’s 2020 annual meeting of stockholders, our stockholders indicated their preference to hold the non-binding shareholder vote to approve the compensation of our named executive officers each year. Accordingly, the Company currently intends to hold such votes annually. The next vote to approve the compensation of our named executive officers is expected to be held at the Company’s 2022 annual meeting of stockholders. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 23 to 45, as well as the discussion regarding the Compensation Committee on pages 12 to 13.

In particular, stockholders should note the following:

•	We design our pay programs to support the achievement of aggressive annual and long-term goals and drive shareholder value.
•	We place significant emphasis on performance-based variable compensation. Almost 70% of named executive officer (“NEO”) compensation is based on company and individual performance.
•	We place strong emphasis on equity compensation to align our interests with those of our stockholders and approximately 60% of our 2020 NEO target pay is equity-based.
•	We target our total compensation to the median of our peer group.
•	We have share ownership guidelines that require our NEOs to own a significant amount of Company stock and strengthens alignment with our stockholders.

The Company values the opinions expressed by its stockholders, and the Compensation Committee will continue to carefully review and take into account the results of the vote when designing and considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF
THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement relating to our 2021 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Scott Ross, Chair
James Chambers
Yoshikazu Maruyama
Thomas Moloney

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the 2020 compensation of our named executive officers (“NEOs”). In addition, the following report includes a summary of changes in our 2021 compensation program which are designed to respond to stockholder feedback and to strengthen the performance orientation of our compensation programs.

For 2020, our named executive officers were:

Sergio (Serge) Rivera(1)	Former Director and Chief Executive Officer
Marc Swanson(2)	Interim Chief Executive Officer, former Chief Financial Officer and Treasurer
Elizabeth Gulacsy(3)	Chief Accounting Officer and Interim Chief Financial Officer and Treasurer
Walter Bogumil(4)	Chief Operating Officer, former Chief Strategy Officer
Dr. Christopher (Chris) Dold	Chief Zoological Officer
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary

(1)	Mr. Rivera resigned as Chief Executive Officer (“CEO”) and director, effective as of April 4, 2020.
(2)	On April 4, 2020, the Board appointed Marc G. Swanson, the Company’s Chief Financial Officer and Treasurer, to serve as Interim Chief Executive Officer.
(3)

On April 4, 2020, the Board appointed Elizabeth C. Gulacsy, the Company’s Chief Accounting Officer, to serve as Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer.

(4)	On April 4, 2020, the Board appointed Mr. Bogumil to serve as Chief Operating Officer.

The Impact of the COVID-19 Pandemic and Our Response

Recognizing the potential for ongoing and significant adverse impact of the global COVID-19 pandemic on our business, we took the following steps:

•	We temporarily closed all of our parks beginning March 16, 2020 to ensure the safety and health of our guests and ambassadors.
•	We took proactive measures to manage costs and expenditures such as:
o	initially furloughed approximately 95% of our employees upon closing all of our parks;
o	eliminated substantially all advertising and marketing expenditures while the parks were closed;
o	eliminated and/or deferred all non-essential operating expenses at all of our parks and corporate headquarters while the parks were closed and actively managed operating expenses;
o	temporarily eliminated the 401(k) matching contribution effective May 1, 2020;
o	worked with certain vendors and other business partners to manage, defer, and/or abate certain costs and payments; and
o	reduced salaries for our executive officer, including our NEOs, by 20% from April 2020 through November 2020.
•	We increased our revolving credit commitments available under our Credit Agreement from $210.0 million to an aggregate of $332.5 million.
•	We enhanced available cash and our liquidity position by issuing $227.5 million in first-priority senior secured notes and $500.0 million in second-priority senior secured notes.

Beginning in June 2020, we began the phased reopening of many of our parks with enhanced health, safety and sanitizing measures, capacity limitations, modified/limited operations, reduced hours and or/reduced operating days.

•	In June, we reopened all of our Florida parks and both of our parks in Texas;
•	In July, we reopened our Sesame Place park in Pennsylvania;
•	In August, we reopened our Busch Gardens park in Virginia; and
•

In August, we reopened our SeaWorld park in California on a limited basis, following the State of California’s guidance for reopening zoos.  In compliance with revised state government restrictions issued late in the fourth quarter in California, we once again closed our SeaWorld park in California effective December 7, 2020.

Separately, we were unable to open our Aquatica water park in California and our Water Country USA water park in Virginia for the 2020 operating season.  Additionally, during the third quarter, the state of Virginia had a state mandated capacity restriction of 1,000 guests at a time which significantly restricted attendance for our Busch Gardens park in that state. On October 29, 2020, as a result new guidance from the State of Virginia, capacity at the Busch Gardens park in Virginia increased to approximately 4,000 guests at a time. On February 1, 2021, in consultation with the State of Virginia, we increased capacity to approximately 6,000 guests.  On January 15, 2021, while our SeaWorld San Diego park remained closed, we introduced a limited time drive-through only experience for guests at this park. Subsequently, based on updated state government guidance issued in January 2021, we have since reopened our SeaWorld park in California on February 6, 2021 on a limited basis, once again following the State of California’s guidance for reopening zoos.

Despite the significant and ongoing impact of the COVID-19 pandemic on our financial results and operations, including our temporary park closures, limited capacity and not being able to reopen our Aquatica water park in California and our Water Country USA water park in Virginia for the 2020 operating season, we were able to achieve the following positive results:

•	We reported strong improvement in year over year attendance trends in the fourth quarter of 2020 compared to the third quarter of 2020.
•	We generated positive Adjusted EBITDA in the fourth quarter of 2020.
•	We increased total revenue per capita, including both admissions per capita and in park per capita spending.
•	We helped rescue over 1,600 animals in 2020, bringing our total rescues to over 38,000. This is a result that is key to our mission as a company, and
•	We delivered one- and three-year total stockholder returns of -.4% and 132.8%, respectively, despite the ongoing COVID-19 pandemic.

Executive Summary

2020 Business Highlights

The following table summarizes key year-over-year performance metrics with the obvious negative impact of the COVID-19 pandemic and related park closures to our top- and bottom-line results:

	Fiscal Year
Financial Metric (In millions except per share and per capita amounts)	2020	2019	Variance
Total revenues	$431.8	$1,398.2	(69.1%)
Net (loss) income	$(312.3)	$89.5	NM
(Loss) earnings per share, diluted	$(3.99)	$1.10	NM
Adjusted EBITDA(1)	$(73.2)	$456.9	NM
Net cash (used in) provided by operating activities	$(120.7)	$348.4	NM
Attendance	6.37	22.62	(71.8%)
Total revenue per capita	$67.75	$61.80	9.6%
Admission per capita	$40.07	$35.48	12.9%
In-Park per capita spending	$27.68	$26.32	5.2%

In addition to our core financial metrics, despite the challenges of the pandemic, we maintained our focus on shareholder value:

	One Year 12/31/2020	Cumulative Three-Year 12/31/2020
Total stockholder return	(0.4%)	132.8%

(1)

Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, depreciation and amortization, as further adjusted to exclude certain unusual, non-cash, and other items permitted in calculating covenant compliance under the credit agreement, dated as of December 1, 2009, as the same may be amended, restated, supplemented or modified from time to time governing the Company’s senior secured credit facilities (the “Senior Secured Credit Facilities”). Adjusted EBITDA as defined in the Senior Secured Credit Facilities is consistent with our reported Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see “— Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Indebtedness—Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Highlights of Our NEO Compensation for 2020

•

With the exception of a market-based salary adjustment for Dr. Dold in January 2020, we did not provide merit or promotional salary increases in 2020 to our senior leadership. Further, the executive officers of the Company agreed to have their annual base salary temporarily reduced by 20%, effective April 16, 2020. Salary levels were restored to their normal levels in November 2020.

•

On April 12, 2020, the Compensation Committee approved certain equity awards designed to recognize employees, including our NEOs, for their extraordinary contributions to the Company and its long-term goals during the global COVID-19 pandemic.  To that end, time based restricted stock awards were granted to Messrs. Swanson, Bogumil, Taylor, Dold, and Ms. Gulacsy as well as other key executives and employees on April 13, 2020.

•

Our performance in 2020 resulted in discretionary awards of approximately 13.4% of target annual incentives which were paid 100% in equity vesting over two years (see “—2020 Annual Cash & Stock Incentive Awards” below).

Our Total Compensation Program Checklist

Our Total Compensation Programs Include:
+	Significant emphasis on performance-based variable compensation. Almost 70% of NEO compensation based on performance.
+	Strong emphasis on equity compensation to align our interests with those of our stockholders (approximately 60% of our 2020 NEO pay is equity-based).
+	Share ownership guidelines that require owning a significant amount of Company stock.
+	Clawback provisions to recover incentive compensation paid due to misstated financial statements.
+	Reasonable termination and change in control provisions including double trigger equity vesting and no tax gross-ups for Section 280G excise tax.
+	No repricing of underwater stock options.
+	Programs that do not encourage excessive risk.
+	Prohibition on hedging and limitations on pledging Company stock.
+	Limited use of perquisites.

2020 Say-On-Pay Vote and Stockholder Outreach

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with continuous and meaningful engagement. The 2020 annual vote on an advisory resolution to approve the compensation of our named executive officers (“say-on-pay”) passed with approximately 85% of the votes in favor. Even though we received a high level of support for our executive compensation programs, during 2020, outreach to our stockholders and analysts remained a top priority for our Board of Directors and our senior management team. Various members of management, the Board’s independent compensation consultant and the Chairman of the Compensation Committee held one-on-one meetings with stockholders and potential investors from the United States as well as overseas. In addition, we have calls with stockholders on a regular basis, review correspondence submitted by stockholders to management and/or the Board and have discussions with proxy advisory services on various topics including implementing best practices in executive compensation and corporate governance. Through this process, the Company reached out to stockholders representing over 78% of its outstanding shares and had discussions with stockholders representing over 41% of its outstanding shares, which included two of our top five largest stockholders. Based on the feedback from these meetings, we continue to strengthen our pay-for-performance philosophy and alignment with stockholders. The Board and its committees received regular feedback on these meetings.

Our Total Rewards Philosophy

Key Rewards Principles

We believe we must provide total rewards that will attract, retain and motivate an outstanding executive team to achieve our challenging business goals and create value for our stockholders. To accomplish this, our compensation program is designed to support the following key reward principles:

Performance-Driven Pay

Our total compensation program is designed to encourage high performance, recognize future potential for growth and motivate the achievement of challenging performance objectives. We design our program to strike an appropriate balance between short-term and longer-term performance.

Competitive Compensation Opportunities

We strive to ensure the total value of our compensation package is fully competitive within our industry consistent with our performance. Variable compensation elements including annual bonus and equity awards are intended to deliver our competitive target when we achieve our goals. Value delivered above or below this targeted amount is entirely dependent on our performance.

Reasonable Cost Consistent With Our Performance

Our goal is to establish plans which are affordable and consistent with our performance versus our challenging annual and long-term business goals and fundamentally aligned with our longer-term business strategy.

Elements of 2020 Compensation

Our compensation program is made up of the following three direct compensation elements:

Compensation Element	Purpose
Base Salary

•  Fixed cash compensation that is reviewed annually and adjusted as appropriate based on individual performance and Company affordability.

•  Attracts and retains executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Incentives

•  Variable compensation typically paid in a combination of cash and performance-vesting restricted stock units based on performance versus pre-established annual goals.

•  Designed to motivate and reward the achievement of a balanced scorecard of our annual performance as measured by Adjusted EBITDA, revenue, cash flow, etc.

•  Due to the impact of the COVID-19 pandemic and related temporary closures of our parks, our Compensation Committee took a qualitative approach to reviewing our performance for 2020. This is discussed in more detail below.

Long-Term Equity Incentives

•  Variable compensation payable in the form of time-vesting options and performance-vesting restricted stock units.

•  Intended to align executives' interests with the interests of our stockholders through equity-based compensation with performance- based and time-based vesting features.

•  Promote the long-term retention of our executives and key management personnel.

Our 2020 Mix of Target Compensation

Our compensation is structured to meet the following key objectives for our NEOs and other key executives:

•

Fixed Versus Performance Variable Compensation: We ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that directly and indirectly influence stockholder value.

•

Cash Versus Equity: We believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation with a greater portion based on long-term equity awards for our NEOs to strengthen alignment with stockholders.

The following chart illustrates our 2020 targeted compensation mix and structure for our NEOs on average and excludes Mr. Rivera who resigned on April 4, 2020. The chart is based on the NEOs who were employed by us and in their positions with the Company on December 31, 2020:

.

Compensation Determination Process

Role of the Compensation Committee, Management and Consultant

The Compensation Committee of our Board of Directors is responsible for making all executive compensation decisions. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer, or equivalent role, and other executive officers. At the beginning of each performance cycle, the Compensation Committee typically approves financial goals designed to align executive pay with company performance and stockholder interests, which are designed to provide competitive pay opportunities dependent on company performance, retain talent, create stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. All members of the Board of Directors are encouraged to provide input to the Compensation Committee for consideration in the design and implementation of the compensation programs to ensure a transparent process.

In 2020, the Compensation Committee continued to engage the services of Haigh as its independent compensation consultant. Haigh provides advisory services only with respect to executive and non-employee director compensation and works with management only with the approval and under the direction of the Compensation Committee. Haigh reviewed the compensation components of our 2020 program for our named executive officers and advised the Compensation Committee regarding the components and levels of the executive compensation program, including our incentive and equity-based compensation plans. The Compensation Committee has reviewed our company’s relationships with Haigh and has determined there are no conflicts of interest.

Our interim Chief Executive Officer and senior human resources executives worked closely with the Compensation Committee and Haigh in managing our executive compensation program and attended meetings of the Compensation Committee. None of our NEOs participate in discussions with the Compensation Committee regarding their own compensation.

Peer Companies

The Compensation Committee directed Haigh to compare our executive compensation with competitive market compensation data for a peer group consisting of companies engaged in the same or similar industries as our Company. Due to the limited number of “pure leisure facilities” public companies, our Compensation Committee determined that it was appropriate to also include other companies in the compensation peer group that are in the entertainment, restaurant and hospitality industries and compete with us for executive talent.

Generally, the Compensation Committee uses peer company data provided by Haigh to guide its review of the total compensation of our executive officers and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation levels and practices. The Compensation Committee focuses on ensuring that the elements of our executive compensation program are consistent and competitive with peer and industry trends. However, no specific competitive level is targeted by the Compensation Committee.

The Compensation Committee approved the following 14 companies as our peer group for 2020 based on analysis and recommendations by Haigh:

AMC Entertainment Holdings, Inc.	Madison Square Garden Company
Cedar Fair, L.P.	Marriott Vacations Worldwide Corporation
The Cheesecake Factory Incorporated	Red Robin Gourmet Burgers, Inc.
Cinemark Holdings, Inc.	Six Flags Entertainment Corporation
Cracker Barrel Old Country Store, Inc.	Texas Roadhouse, Inc.
Dave & Buster's Entertainment, Inc.	Travel + Leisure Company (formerly Wyndham Destinations)
Hilton Grand Vacations, Inc.	Vail Resorts, Inc.

2020 Compensation Design and Decisions

Base Salaries

Our philosophy is to pay base salaries that reflect each executive’s performance, experience and scope of responsibilities and provide levels of pay competitive with our industry practices for similar roles. Base salaries are reviewed annually with the opportunity for merit increase based on individual performance and position in salary range. For 2020, the only NEO receiving a salary increase was Dr. Dold based on a review of similarly situated zoological executives:

Name	Position in 2020	2020 Actual Salary	2020 Ending Base Salary	% Increase	2019 Ending Base Salary
Sergio (Serge) D. Rivera(1)	Former Director & Chief Executive Officer	$156,575	N/A	N/A	$600,000
Marc Swanson(2)	Interim Chief Executive Officer, former Chief Financial Officer and Treasurer	$356,667	$400,000	0%	$400,000
Elizabeth C. Gulacsy(3)	Chief Accounting Officer and Interim Chief Financial Officer and Treasurer	$222,917	$250,000	0%	$250,000
Walter Bogumil(4)	Chief Operating Officer, former Chief Strategy Officer	$312,083	$350,000	0%	$350,000
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$267,500	$300,000	20%	$250,000
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$322,783	$362,000	0%	$362,000

(1)	Mr. Rivera resigned effective on April 4, 2020.
(2)	On April 4, 2020, the Board appointed Mr. Swanson to serve as Interim Chief Executive Officer.
(3)	On April 4, 2020, the Board appointed Ms. Gulacsy to serve as Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer.
(4)	On April 4, 2020, the Board appointed Mr. Bogumil to serve as Chief Operating Officer.

2020 Annual Bonus

Annual incentive awards are a key component of our total compensation program. Typically, these incentives are available to all of our salaried exempt employees including our named executive officers and in prior years have been based on metrics typically established in the first quarter of the year and communicated to annual incentive award recipients.

The following illustrates the 2020 target bonus opportunity for our NEOs. Due to his departure from the Company in April 2020, Mr. Rivera was not eligible to receive a payout under the 2020 Bonus Plan. Also, due to the pandemic, the Committee did not establish specific financial metrics for 2020:

Name	Position in 2020	2020 Bonus Percentage of Salary	2020 Base Salary	2020 Bonus Potential Target
Sergio (Serge) D. Rivera(1)	Former Director & Chief Executive Officer	200%	$600,000	N/A
Marc Swanson	Interim Chief Executive Officer, former Chief Financial Officer and Treasurer	80%	$400,000	$320,000
Elizabeth C. Gulacsy	Chief Accounting Officer and Interim Chief Financial Officer and Treasurer	60%	$250,000	$150,000
Walter Bogumil	Chief Operating Officer, former Chief Strategy Officer	80%	$350,000	$280,000
Dr. Christopher (Chris) Dold	Chief Zoological Officer	80%	$300,000	$240,000
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	80%	$362,000	$289,600

(1)	Mr. Rivera resigned effective on April 4, 2020 and received no bonus for 2020.

Impact of the COVID-19 Pandemic on Our 2020 Annual Bonus Plan and 2020 Annual Bonus Awards

Our 2020 goal-setting process was disrupted by the COVID-19 pandemic as we shifted our primary focus to responding to the closure of our parks. As a result, formal annual performance goals such as Adjusted EBITDA and Total Revenue were not set prior to our necessary shift in focus responding to the pandemic.

As we were able to begin opening our parks late in the second quarter and had more stabilized operations on a limited basis in the third and fourth quarters, the Compensation Committee determined that it would not set and communicate performance targets to 2020 annual bonus plan participants, but would instead review performance and award bonuses for 2020 on a discretionary basis in light of the impact of the pandemic and management’s response with a focus on our general performance in the last part of the year.

For 2020, the Compensation Committee generally considered metrics such as revenue performance, Adjusted EBITDA performance, cost reduction performance, implementation of COVID-19 safety measures as well as other performance metrics. Based on the Compensation Committee’s discretionary review of performance and Company affordability in light of the negative impact of the pandemic on our operating results and considering Mr. Swanson and Ms. Gulacsy’s service in their interim roles in 2020, the Compensation Committee determined to make discretionary equity awards under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) to our bonus eligible population, including our NEOs, at approximately 13.4% of each employee’s typical target bonus level (see “—Leadership Changes and Impact on Compensation”).  These awards were paid entirely in restricted stock units that vest 50% each on the first and second anniversaries of the date of grant:

Name(1)	Position in 2020	2020 Bonus Potential @ Target (prorated for start date)	2020 Annual Bonus Earned	2020 Annual Bonus Paid in Stock(2)
Marc Swanson	Interim Chief Executive Officer, former Chief Financial Officer and Treasurer	$320,000	$70,755	$70,755
Elizabeth C. Gulacsy	Chief Accounting Officer and Interim Chief Financial Officer and Treasurer	$150,000	$25,031	$25,031
Walter Bogumil	Chief Operating Officer, former Chief Strategy Officer	$280,000	$37,380	$37,380
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$240,000	$32,040	$32,040
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$289,600	$38,661	$38,661

(1)	Excludes Mr. Rivera, former Chief Executive Officer and Director, who resigned effective on April 4, 2020 and was not eligible for a bonus.
(2)	2020 annual bonus was paid 100% in stock which vests 50% each on the first and second anniversaries of the grant date. These awards will be reflected in the 2021 Summary Compensation Table.

Modification of 2019 LTIP Awards

In November 2019, long-term incentive performance-vesting restricted stock units were granted to Mr. Rivera in connection with his appointment as Chief Executive Officer of the Company (the “CEO LTIP Awards”). The CEO LTIP Awards had a three-year performance period consisting of the 2020-2022 calendar years (or, extended through the end of the 2023 calendar year, as applicable) which were eligible to vest based upon the Company’s achievement of specific performance goals for the performance period, as defined by the CEO LTIP Awards. The performance period and the performance goals for the CEO LTIP Awards differed from those granted to other participants in our 2019 Long-Term Incentive Plan (“LTIP”) awards, as such, on February 25, 2020, the Board approved a modification (the “Modification”) to the 2019 LTIP awards in order to align its performance metrics with those of the CEO LTIP Awards. The Compensation Committee of the Board determined that aligning the 2019 LTIP awards with the CEO LTIP Awards to put everyone on the same performance cycle with the same performance goals would be the best way to encourage performance. Pursuant to the Modification, the threshold and target performance goals were revised to align with the CEO Performance Awards threshold and target performance goals and the performance period was extended through calendar year 2022 (or, the end of the 2023 calendar year, as applicable) consistent with the CEO LTIP Awards.

There was no incremental equity compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) associated with the modification of the NEOs’ awards on the date of modification. The Company will use the respective modification date fair value to record equity compensation expense related to these awards when and if they become probable of vesting in a future period, in accordance with ASC Topic 718.

2020 Long-Term Incentive Awards and the Impact of the COVID-19 Pandemic

Our long-term incentive award program is designed to encourage long-term Company performance, align the executives’ interest with our stockholders and retain executives through vesting of awards over multiple years. Long-term incentive compensation is awarded under the Plan and provides an opportunity for our named executive officers and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other stock-based awards.

We did not grant performance-based equity to our NEOs (other than Dr. Dold in connection with his market-based adjustment) and most other participants in 2020.  Under our 2019 LTIP, we granted a value equal to each executive’s annual LTIP target x 3 to “front-load” the 2019 LTIP to cover three years of grants. In connection with Dr. Dold’s market-based salary adjustment, the Committee also granted Dr. Dold time vesting restricted stock units, options and additional performance share units under the 2019 LTIP with grant date values of $150,000, $150,000 and $250,000, respectively under the Plan.  The restricted stock units and options vest annually in three approximately equal tranches.  The Committee used the grant price on the date of the award to determine the number of options to be granted based upon on the assumption that our stock price would increase during the vesting period. We believe this stock option valuation approach provides a significant performance incentive and aligns management with stockholders.

It was our intention that participants in the 2019 LTIP would not be eligible to receive equity awards until the earlier of achieving the performance objectives under the 2019 LTIP or the end of the three-year performance period or 2022. However, given the significant impact of the COVID-19 pandemic on our operations, the Compensation Committee granted awards under a new 2021 LTIP which is not front loaded and intended to be part of a regular program of annual grants of long-term incentive awards.  The 2021 LTIP awards are intended to create challenging performance targets based on the realities of our current operating environment and continuing impact of the COVID-19 pandemic. The 2021 LTIP is described in more detail below.

2020 Special Equity Awards

In April 2020, we granted time-vested restricted stock units to a number of key employees, including our NEOs. The objective of the award was to recognize employees, including our NEOs, for their extraordinary contributions and continued expected contributions to the Company and its long-term goals during the global COVID-19 pandemic and to support retention during a critical time for our Company. For our NEOs, the value of the award ranged from approximately 3.25x to 3.75x base salary on the date of grant. The award vests 50% each on the first and second anniversaries of the grant date. The following awards were granted to our named executive officers (Mr. Rivera resigned on April 4, 2020 and was not eligible to receive an award):

Name	Position in 2020	Value of April 2020 RSUs
Marc Swanson	Interim Chief Executive Officer, former Chief Financial Officer and Treasurer	$1,500,000
Elizabeth C. Gulacsy	Chief Accounting Officer and Interim Chief Financial Officer and Treasurer	$937,500
Walter Bogumil	Chief Operating Officer, former Chief Strategy Officer	$1,312,500
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$975,000
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$1,176,000

Performance-Vesting Restricted Stock 2018-2020 Performance Cycle

The following shows our performance versus our objectives for the 2018 LTIP:

Performance Metric	Target ($M)	Actual ($M)	Actual Percentage of Target	Payout Percentage of Target	Performance Metric Weighting	Weighted Achievement Factor
2020 Adjusted EBITDA	$500.0	$(73.2)	N/A	0%	75%	0%
2018-2020 Cumulative ROIC	77%	-9%	N/A	0%	25%	0%
Total						0%

At the time we temporarily closed our parks on March 16, 2020, we believed we were on track to earn all or a portion of the awards under the 2018 LTIP based on our performance versus the objectives at that time. However, given the significant negative impact of the COVID-19 pandemic on our results, we did not achieve the required levels of performance.  In light of our pay-for-performance philosophy, the Compensation Committee determined that the award would be forfeited and no subjective assessment applied to the results in light of the negative impact of the COVID-19 pandemic on our operations.

2021 Program Design

For 2021, we continue to implement programs that are consistent with our pay-for-performance philosophy.

2021 Base Salary

As of April 29, 2021, no salary increases have been made for our NEOs in 2021.

2021 Annual Bonus Plan

We have designed our annual bonus program for 2021 as follows:

•	We have retained a balanced scorecard of annual performance using Adjusted EBITDA and Total Revenue as our primary financial metrics.
•	We have included two key park-based goals related to guest satisfaction and guest and ambassador safety.
•	We have maintained individual objectives and discretionary performance components. We believe this provides the Compensation Committee flexibility in a still uncertain 2021 operating environment.
•	The performance weightings for 2021 are as follows:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	30%
Total Revenue	10%
Guest Satisfaction	10%
Guest and Employee Safety	10%
Individual Objectives	15%
Compensation Committee Discretionary	25%
Total	100%

Certain executives (but none of our currently serving NEOs) may have additional performance measures and/or more tailored weightings based on their specific roles and responsibilities (for example, Park Presidents have park-specific goals.)

2021 Long-Term Incentive Awards

We have designed our 2021 Long-Term Incentive Plan (the “2021 LTIP”) to support the achievement of aggressive Adjusted EBITDA goals. We believe Adjusted EBITDA performance is a key driver to our long-term success. The following outlines the 2021 LTIP’s key features and awards under the 2021 LTIP which were made on March 14, 2021:

•

We have designed the 2021 LTIP to have 50% of the award tied to the achievement of Adjusted EBITDA levels to be attained over the next three years and 50% of the award granted in time-vested stock options.

•

Achievement of our 2021 LTIP Adjusted EBITDA performance goal only results in vesting of 50% of the award for a given level of performance. The remaining 50% of units are subject to a one-year performance test period where 95% of the level achieved in the first year must be met again or exceeded the next fiscal year before the remaining units can be earned. This focuses our key employees, including our NEOs, on creating sustained Adjusted EBITDA growth.

•	The maximum number of performance units that can be earned is at the target level.
•	50% of the 2021 LTIP was granted as time-vesting stock options:
o

The Committee used the grant price on the date of the award to determine the number of options to be granted. We believe this stock option valuation approach provides a significant performance incentive and aligns management with stockholders as this award becomes more valuable as the stock price increases.

o	The stock options support long-term retention. We have set the vesting to be 20% each on the first and second anniversaries and the remaining 60% on the third anniversary.

Benefits & Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	401(k) savings plan;
•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and
•	employee assistance program benefits.

Under our 401(k) savings plan, we historically matched a portion of the funds set aside by the employee. All matching contributions by us become vested on the two-year anniversary of the participant’s hire date. As a result of the pandemic, the company match was temporarily eliminated effective May 1, 2020. At no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as a stipend for relocation assistance and complimentary access to our theme parks. In addition, effective January 1, 2020, the Company offered a Flexible Paid Time Off (“PTO”) program for salaried employees. The Flexible PTO program allows salaried employees to take time off as needed with appropriate and timely management approval, without limiting the amount of PTO employees can take. This policy is based on mutual trust between employer and employee. It gives employees opportunities to work or take time off as they see fit, as long as they continue to fulfill their job duties while maintaining their employment consistent with company policy. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules. We continue to review our benefits and perquisites programs for all employees, including our Named Executive Officers.

Employment Agreements

We entered into an employment agreement with Mr. Rivera in connection with his appointment as Chief Executive Officer and Director in 2019. Mr. Rivera terminated employment effective April 4, 2020 and did not receive any severance compensation. Other than as described below, we do not have an employment agreement with Messrs. Swanson, Taylor, Dold, Bogumil or Ms. Gulacsy.

Severance Arrangements

Our Board of Directors believes that our Amended and Restated Key Employee Severance Plan (the “Severance Plan”) is necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our Severance Plan as a recruitment and retention device that helps secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Each of our named executive officers is eligible for the Severance Plan benefits, however Mr. Rivera had separate severance provisions in his employment agreement that governed the terms of his severance. As discussed in “—Leadership Changes” above, Mr. Rivera resigned as Chief Executive Officer and a director effective April 4, 2020 and did not receive any severance benefits. Under the terms of the Severance Plan, each participating named executive officer is entitled to severance benefits if his or her employment is terminated as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; or (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness, in each case subject to the approval of the Chief Human Resources Officer and the Chairman of our Compensation Committee. The severance payments under the Severance Plan are also contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions.

Executive Compensation Governance Practices

Stock Ownership Guidelines

In order to align management and stockholder interests, the Company maintains stock ownership guidelines for our executive officers. These guidelines provide that : (i) the Chief Executive Officer is required to hold shares of common stock with a value at least equal to six times their base salary; (ii) all other NEOs are required to hold shares of common stock with a value at least equal to three times such executive’s base salary; (iii) other covered executives are required to hold shares of common stock with a value at least two to three times such executive’s base salary. If an executive officer is not in compliance with the stock ownership guidelines, the executive is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors, officers and employees from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Equity Award Grant Policy

The Company has adopted an Equity Award Grant Policy, as amended, that formalizes our process for granting equity-based awards to executive officers and employees. Under our Equity Award Grant Policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee or the Board may consider and approve any such grant. Grants of equity awards to current employees will generally be made, if at all, on an annual basis on the second business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day.

Tax Deductibility of Compensation

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code limited the Company’s federal income tax deduction for any compensation in excess of $1 million paid to named executive officers unless it met certain performance-based exceptions.  The Tax Cuts and Jobs Act eliminated the qualified performance-based exception. The Company will continue to rely on the qualified performance-based exception where able in certain grandfathered provisions. While our intent is to maximize the deductibility of compensation where able, the Compensation Committee may authorize compensation that is not deductible if it is determined to be appropriate.

Clawback Policy

In 2017, our Compensation Committee adopted a clawback and recoupment policy. The policy covers all executive officers as well as all participants receiving awards under the Plan and, to the extent designated by the Board or the Compensation Committee from time to time by notice to such individual, any other current or former employee, officer, consultant or director of the Company and its subsidiaries (collectively, the “Covered Individuals”). Under the policy, any incentive award or payment that is in excess of the amount that a Covered Individual should otherwise have received under the terms of such award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error but excluding a restatement resulting from a change in accounting policy or applicable law), the Covered Individual is required to repay any such excess amount to the Company. In addition, the Compensation Committee may, in its sole discretion, provide for the cancellation of outstanding awards or forfeiture and repayment of any gain or amount realized on the vesting, exercise or payment of awards if a participant engages in Detrimental Activity (as defined in the Plan). These activities include (i) the breach of any covenants relating to disclosure of confidential or proprietary information, non-competition, non-solicitation, non-disparagement or other similar restrictions on conduct contained in any agreement between a Covered Individual and the Company or any written policies of the Company; (ii) any activity that would be grounds to terminate the Covered Individual’s employment or service for Cause; or (iii) any activity, including fraud or other conduct contributing to financial restatement or accounting irregularities.

In addition, our equity awards are subject to restrictive covenants and may be subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

Leadership Changes and Impacts on Compensation

In connection with determining Mr. Swanson’s 2020 discretionary bonus, the Compensation Committee considered his service as Interim Chief Executive Officer since April 4, 2020 and used a target bonus of 150% of salary during the time he served as Interim Chief Executive Officer in 2020 in considering his 2020 discretionary bonus award and will use 150% of base salary for determining Mr. Swanson’s 2021 bonus target for the time he serves as Interim Chief Executive Officer.

Mr. Swanson is eligible to be treated as a “Tier 1” employee under the Severance Plan if his employment is terminated by the Company without “cause” during his service as Interim Chief Executive Officer (and for a period of six months thereafter).

In connection with determining Ms. Gulacsy’s 2020 discretionary bonus, the Compensation Committee considered her service as Interim Chief Financial Officer since April 4, 2020 and used a target bonus of 80% of salary, during the time she served as Interim Chief Financial Officer and Treasurer in 2020 in considering her 2020 discretionary bonus award and will use 80% of base salary for determining Ms. Gulacsy’s 2021 bonus target for the time she serve as Interim Chief Financial Officer and Treasurer.

Compensation of Our Former CEO:

Effective on November 11, 2019, Sergio (Serge) Rivera was appointed Chief Executive Officer and Director of the Company. The Company entered into an Employment Agreement with Mr. Rivera, dated November 6, 2019. The material terms of this employment agreement are described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019―Employment Agreements―Mr. Rivera” and “Potential Payments Upon Termination―Severance Arrangements and Restrictive Covenants―Mr. Rivera”, which descriptions are incorporated herein by reference. Mr. Rivera’s employment terminated on April 4, 2020.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Sergio (Serge) Rivera(5)	2020	156,575	—	51,236	—	—	437	208,248
Former Director & Chief Executive Officer	2019	91,154	22,500	9,426,825	1,749,372	—	37,904	11,327,755
Marc G. Swanson(6)	2020	356,667	—	1,626,631	—	—	9,757	1,993,055
Interim Chief Executive Officer, former Chief Financial Officer and Treasurer	2019	364,776	75,250	1,957,201	129,462	—	20,967	2,547,656
	2018	350,000	—	820,809	—	153,220	19,873	1,343,902
Elizabeth C. Gulacsy(7)	2020	222,917	—	999,656	—	—	2,781	1,225,354
Chief Accounting Officer and Interim Chief Financial Officer and Treasurer	2019	228,865	44,462	1,160,183	84,492	—	10,492	1,528,494
Walter Bogumil(8)	2020	312,083	—	1,418,823	—	—	2,938	1,733,844
Chief Operating Officer, former Chief Strategy Officer	2019	350,000	31,500	1,517,214	129,462	—	6,692	2,034,868
	2018	188,462	—	3,015,922	—	76,680	26,095	3,307,159
Dr. Christopher (Chris) Dold	2020	267,500	—	1,201,880	58,427	—	3,033	1,530,840
Chief Zoological Officer	2019	250,000	22,500	1,133,710	92,468	—	7,508	1,506,186
	2018	250,000	—	343,203	—	108,743	7,347	709,293
G. Anthony (Tony) Taylor	2020	322,783	—	1,281,681	—	—	11,096	1,615,560
Chief Legal Officer, General Counsel and	2019	362,000	32,580	1,970,487	178,532	—	24,469	2,568,068
Corporate Secretary	2018	362,000	—	698,938	—	158,763	23,143	1,242,844

(1)	Amounts included in this column reflect actual salary earned during each fiscal year while employed by the Company.
(2)	Amounts included in this column for 2019 reflect actual cash discretionary bonus amounts earned in 2019 under the 2019 bonus plan.
(3)

Amounts included for 2020 reflect the aggregate grant date fair value of restricted stock unit and option awards, as applicable, calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2020. These amounts include time vesting restricted stock units (for Dr. Dold also includes performance-based awards) and option awards. In accordance with ASC Topic 718, for awards subject to performance conditions, the amounts shown in the table reflect the probable outcome of the performance conditions, if any, as of the grant date which is currently target. Assuming the highest level of achievement on performance awards as of the grant date, as approved by the compensation committee, the aggregate grant date fair value of all performance based stock granted in fiscal 2020 would have added an additional $249,978 for Dr. Dold.

(4)	Amounts reported under All Other Compensation for fiscal 2020 include the following:

Description	Sergio (Serge) Rivera	Marc G. Swanson	Elizabeth C. Gulacsy	Walter Bogumil	Dr. Christopher (Chris) Dold	G. Anthony (Tony) Taylor
Contributions to our 401(k) plan on behalf of our named executive officers	$—	$3,365	$1,954	2,062	$2,400	$3,005
Life and long-term disability insurance premiums paid by us on behalf of our named executive officers	437	1,007	827	876	633	1,130
Dollar value of vacation days sold to pay for personal health insurance premiums and other benefits under our vacation sell benefit program	—	5,385	—	—	—	6,961
Total All Other Compensation	$437	$9,757	$2,781	$2,938	$3,033	$11,096

In addition, the named executive officers (and their spouses) each receive a Corporate Executive Card that entitles them and an unlimited number of guests to complimentary access to our theme parks. There is no incremental cost to us associated with the use of the Corporate Executive Card.

(5)	Mr. Rivera resigned as CEO, effective as of April 4, 2020.
(6)	On April 4, 2020, Mr. Swanson was appointed to serve as Interim Chief Executive Officer.
(7)	On April 4, 2020, Ms. Gulacsy was appointed to serve as Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer.
(8)	On April 4, 2020, Mr. Bogumil was appointed to serve as Chief Operating Officer.

Grants of Plan-Based Awards in 2020

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2020.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Sergio (Serge) Rivera
	Time-Vesting Restricted Stock Units(2)	2/26/2020	—	—	—	—	—	—	1,851	—	—	51,236
Marc G. Swanson
	Time-Vesting Restricted Stock Units(2)	2/26/2020	—	—	—	—	—	—	3,148	—	—	87,136
	Time-Vesting Restricted Stock Units(2)	4/13/2020	—	—	—	—	—	—	140,209	—	—	1,539,495
Elizabeth C. Gulacsy
	Time-Vesting Restricted Stock Units(2)	2/26/2020	—	—	—	—	—	—	1,354	—	—	37,479
	Time-Vesting Restricted Stock Units(2)	4/13/2020	—	—	—	—	—	—	87,630	—	—	962,177
Walter Bogumil
	Time-Vesting Restricted Stock Units(2)	2/26/2020	—	—	—	—	—	—	2,593	—	—	71,774
	Time-Vesting Restricted Stock Units(2)	4/13/2020	—	—	—	—	—	—	122,682	—	—	1,347,049
Dr. Christopher (Chris) Dold
	Time-Vesting Restricted Stock Units(2)	2/26/2020	—	—	—	—	—	—	1,851	—	—	51,236
	Time-Vesting Restricted Stock Units(2)	2/28/2020	—	—	—	—	—	—	5,512	—	—	149,982
	Time-Vesting Restricted Stock Units(2)	4/13/2020	—	—	—	—	—	—	91,135	—	—	1,000,662
	Performance-Vesting Restricted Stock Units(3)	2/28/2020	124,989	249,978	249,978	4,594	9,187	9,187	—	—	—	—
	Stock Options(4)	2/28/2020	—	—	—	—	—	—	—	5,512	27.21	58,427
G. Anthony (Tony) Taylor
	Time-Vesting Restricted Stock Units(2)	2/26/2020	—	—	—	—	—	—	2,681	—	—	74,210
	Time-Vesting Restricted Stock Units(2)	4/13/2020	—	—	—	—	—	—	109,970	—	—	1,207,471

(1)

Reflects grant date fair value of the restricted stock unit and option awards, calculated in accordance with ASC Topic 718 and utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2020. For awards that are subject to performance conditions, these amounts reflect the probable outcome of the performance conditions, as of the grant date, which is below threshold.

(2)

Amounts shown reflect grants of time-vesting restricted stock unit awards for fiscal 2020. For information regarding awards of restricted stock units made to Messrs. Rivera, Swanson, Bogumil, Dold, and Taylor, and Ms. Gulacsy, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(3)

Amounts shown reflect possible payouts relating to the three year performance period for performance-vesting restricted stock granted under our 2019 Long-term Incentive Plan to Dr. Dold. For information regarding awards of performance-vesting restricted stock made to Dr. Dold, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”.

(4)

Amounts shown reflect grants of stock options in 2020. For information regarding awards of stock options made to Dr. Dold, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020

Changes to 2019 Long-Term Incentive Award in 2020

Under our 2019 LTIP, the performance vesting equity can be earned based on our achievement of Adjusted EBITDA and Return on Invested Capital (ROIC).  On February 25, 2020, the Board approved the “Modification” to the performance vesting equity of the 2019 LTIP awards in order to align its terms with those of the CEO at that time. Pursuant to the Modification, the threshold and target performance goals were revised to align with the CEO’s long-term performance award’s threshold and target performance goals and the performance period was extended through calendar year 2022 (or, the end of the 2023 calendar year, as applicable) consistent with the CEO performance awards.  See “Compensation Discussion and Analysis — 2020 Long-Term Incentive Awards and the Impact of the COVID-19 Pandemic.”

Employment Agreements

In 2019, we entered into the employment agreement described below with Mr. Rivera. For a description of the provisions of the employment agreement with Mr. Rivera relating to payments upon termination of employment and restrictive covenants, see “Potential Payments Upon Termination—Severance Agreements and Restrictive Covenants.”

Mr. Rivera

In connection with his appointment as our Chief Executive Officer, effective November 11, 2019, the Company entered into an employment agreement with Mr. Rivera, dated November 6, 2019 (the “Rivera Employment Agreement”). The Rivera Employment Agreement provided for an initial three-year term, beginning November 7, 2019, with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Rivera was expected to serve as Chief Executive Officer of the Company and was entitled to:

•	an annual base salary of $600,000, subject to adjustment by the Compensation Committee from time to time; provided that no decrease may be made; and
•

an annual bonus opportunity with a target amount equal to 200% of his base salary (which, for fiscal year 2019, was pro-rated), with 50% payable in cash and 50% payable in fully vested and unrestricted stock and otherwise consistent with the terms and conditions of the Company’s annual bonus plan.

In addition, pursuant to the Rivera Employment Agreement, Mr. Rivera received certain equity awards and was reimbursed for reasonable attorney’s and consultancy fees incurred in the negotiation of the Rivera Employment Agreement and for reasonable business expenses in 2019.  Pursuant to the Rivera Employment Agreement, Mr. Rivera was not entitled to receive annual long-term equity incentive awards until the earlier of the beginning fiscal year 2023 or the fiscal year following the fiscal year with respect to which any portion of the Rivera Sign-On PSU Grant vested, or such earlier time as the Board may have determined, in its sole discretion.

Outstanding Equity Awards at 2020 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (3)	Market Value of Shares or Units That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Sergio (Serge) Rivera	—	—	—	—	—	—	—	—
Marc G. Swanson	7,005	—	18.96	3/3/2025
	5,107	10,214	25.70	3/14/2029
					176,281	5,568,717	22,981	725,970
Elizabeth C. Gulacsy	3,222	—	18.96	3/3/2025
	7,359	—	18.17	3/1/2026
	1,621	3,242	25.70	3/14/2029
	1,712	3,424	25.70	3/14/2029
					102,458	3,236,648	14,999	473,819
Walter Bogumil	5,107	10,214	25.70	3/14/2029
					164,229	5,187,994	22,981	725,970
Dr. Christopher (Chris) Dold	5,459	—	18.96	3/3/2025
	6,391	—	18.17	3/1/2026
	5,480	—	14.17	7/1/2026
	3,647	7,296	25.70	3/14/2029
	—	5,512	27.21	2/28/2030
					110,101	3,478,091	21,008	663,643
G. Anthony (Tony) Taylor	28,973	—	18.96	3/3/2025
	64,355	—	18.17	3/1/2026
	7,042	14,086	25.70	3/14/2029
					141,249	4,462,056	31,692	1,001,150

(1)	Reflects time-vesting nonqualified stock options that vested and were exercisable as of December 31, 2020.
(2)

Reflects time-vesting nonqualified stock options that had not vested as of December 31, 2020.  The following provides information with respect to the remaining vesting schedule of the time-vesting nonqualified stock options that had not vested as of December 31, 2020:

Mr. Swanson—of these outstanding nonqualified stock options: 5,107 with an exercise price of $25.70 vested on March 14, 2021 and 5,107 vest on March 14, 2022.

Ms. Gulacsy—of these outstanding nonqualified stock options: 3,333 with an exercise price of $25.70 vested on March 14, 2021 and 3,333 vest on March 14, 2022.

Mr. Bogumil— of these outstanding nonqualified stock options: 5,107 with an exercise price of $25.70 vested on March 14, 2021 and 5,107 vest on March 14, 2022.

Dr. Dold—of these outstanding nonqualified stock options: (i) 1,837 with an exercise price of $27.21 vested on February 28, 2021 and 3,675 vest in substantially equal installments on February 28, 2022 and 2023; and (ii) 3,648 with an exercise price of $25.70 vested on March 14, 2021 and 3,648 vest on March 14, 2022.

Mr. Taylor— of these outstanding nonqualified stock options: 7,043 with an exercise price of $25.70 vested on March 14, 2021 and 7,043 vest on March 14, 2022.

(3)

Reflects time-vesting shares or units of restricted stock that had not vested as of December 31, 2020.  The following provides information with respect to the remaining vesting schedule of the shares or units of restricted stock that had not vested as of December 31, 2020:

Mr. Swanson—of these outstanding restricted awards: (i) 1,574 are time-vesting shares of restricted stock that vested on February 26, 2021; (ii) 16,712 are time-vesting shares of restricted stock of which 5,514 vested on March 2, 2021, 5,515 will vest on March 2, 2022 and the remaining will vest on March 2, 2023; (iii) 8,229 are time-vesting shares of restricted stock of which 4,053 vested on March 3, 2021 and the remaining will vest on March 3, 2022; (iv) 140,209 are time-vesting shares of restricted stock of which 70,104 vested on April 13, 2021 and the remaining will vest on April 13, 2022; and (v) 9,557 are time-vesting shares of restricted stock which vest on October 3, 2021.

Ms. Gulacsy—of these outstanding restricted awards: (i) 677 are time-vesting shares of restricted stock that vested on February 26, 2021; (ii) 4,502 are time-vesting shares of restricted stock of which 1,485 vested on March 2, 2021, 1,486 will vest on March 2, 2022 and the remaining will vest on March 2,; (iii) 4,393 are time-vesting shares of restricted stock of which 2,163 vested on March 3, 2021 and the remaining will vest on March 3, 2022; (iv) 87,630 are time-vesting shares of restricted stock of which 43,815 vested on April 13, 2021 and the remaining will vest on April 13, 2022; and (v) 5,256 are time-vesting shares of restricted stock which vest on October 3, 2021.

Mr. Bogumil—of these outstanding restricted awards: (i) 1,296 are time-vesting shares of restricted stock that vested on February 26, 2021; (ii) 122,682 are time-vesting shares of restricted stock of which 61,341 vested on April 13, 2021 and the remaining will vest on April 13, 2022; (iii) 36,906 are time-vesting units of restricted stock which vest on June 18, 2021; and (iv) 3,345 are time-vesting units of restricted stock which vest on October 3, 2021.

Dr. Dold—of these outstanding restricted awards: (i) 925 are time-vesting shares of restricted stock that vested on February 26, 2021; (ii) 5,512 are time-vesting shares of restricted stock of which 1,837 vested on February 28, 2021 and the remaining will vest in substantially equal installments on February 28, 2022 and 2023; (iii) 9,184 are time-vesting shares of restricted stock of which 4,523 vested on March 3, 2021 and the remaining will vest on March 3, 2022; (iv) 91,135 are time-vesting shares of restricted stock of which 45,567 vested on April 13, 2021 and the remaining will vest on April 13, 2022; and (v) 3,345 are time-vesting units of restricted stock which vest on October 3, 2021.

Mr. Taylor—of these outstanding restricted awards: (i) 1,340 are time-vesting shares of restricted stock that vested on February 26, 2021; (ii) 26,594 are time-vesting shares of restricted stock of which 13,098 vested on March 3, 2021 and the remaining will vest on March 3, 2022; (iii) 109,970 are time-vesting shares of restricted stock of which 54,985 vested on April 13, 2021 and the remaining will vest on April 13, 2022; and (iv) 3,345 are time-vesting shares of restricted stock which vest on October 3, 2021.

(4)	Market value is based upon the closing market price of our common stock on December 31, 2020.
(5)	Reflects performance-vesting shares of restricted stock under the 2019 Long-Term Incentive Plan that have not been earned as of December 31, 2020.

The performance-vesting units of restricted stock granted to Messrs. Swanson, Bogumil, Dold and Taylor and Ms. Gulacsy under the 2019 Long-Term Incentive Plan will vest, if at all, based on the Company’s achievement of Adjusted EBITDA and Return on Invested Capital (“ROIC”) performance measures for the performance period beginning on January 1, 2019 and ending on December 31, 2022. As of December 31, 2020, the achievement level with respect to these metrics was below threshold, accordingly, the number and value of the units of performance-vesting restricted stock that are expected to vest reported in the table reflect amounts based on threshold performance. The actual number of units that will vest with respect to the performance-vesting units of restricted stock granted to Messrs. Swanson, Bogumil, Dold and Taylor and Ms. Gulacsy under the 2019 Long-Term Incentive Plan is not determinable.

The performance-vesting units of restricted stock granted under the 2018 Long-Term Incentive Plan were expected to vest, if at all, based on the Company’s achievement of Adjusted EBITDA and ROIC performance measures for the performance period beginning on January 1, 2018 and ending on December 31, 2020. As of December 31, 2020, the achievement level with respect to these metrics was below threshold and accordingly no shares vested in 2020 under this award.  The following table provides information regarding the number of shares or units at threshold under the 2019 Long-Term Incentive Plan outstanding as of December 31, 2020.

	2019 Long-Term Incentive Plan
Name	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)
Marc G. Swanson	22,981	725,970
Elizabeth C. Gulacsy	14,999	473,819
Walter Bogumil	22,981	725,970
Dr. Christopher (Chris) Dold	21,008	663,643
G. Anthony (Tony) Taylor	31,692	1,001,150

Option Exercises and Stock Vested in 2020

The following table provides information regarding the values realized by our named executive officers upon the vesting of stock awards in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sergio (Serge) Rivera	—	—	1,692	46,835
Marc G. Swanson	44,789	410,823	29,034	721,259
Elizabeth C. Gulacsy	—	—	13,555	330,138
Walter Bogumil	—	—	42,771	769,943
Dr. Christopher (Chris) Dold	—	—	17,952	454,041
G. Anthony (Tony) Taylor	26,000	131,040	52,979	1,338,544

(1)	The value realized on exercise is based on the market price of our common stock at the time of exercise.
(2)	The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or the previous trading day if the vesting date was not a trading day).

Pension Benefits

We have no pension benefits for the executive officers.

Nonqualified Deferred Compensation for 2020

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

Potential Payments upon Termination

The following table describes the potential payments and benefits that would have been payable to our named executive officers under existing plans assuming a termination of their employment for reasons other than willful misconduct on December 31, 2020, which was the last business day of fiscal 2020.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include accrued but unpaid salary, accrued but unpaid vacation and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($) (1)	Continuation of Group Health Plans ($) (2)	Value of Accelerated Vesting of Equity Awards ($) (3)	Total ($)
Marc G. Swanson
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	800,000	25,000	—	825,000
Termination due to death or "disability"	—	—	2,073,183	2,073,183
Change in Control (double trigger)(5)	800,000	25,000	5,628,877	6,453,877
Change in Control (good reason)(6)	—	—	4,840,991	4,840,991
Elizabeth C. Gulacsy
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	250,000	15,000	—	265,000
Termination due to death or "disability"	—	—	1,214,454	1,214,454
Change in Control (double trigger)(5)	250,000	15,000	3,275,911	3,540,911
Change in Control (good reason)(6)	—	—	2,955,655	2,955,655
Walter Bogumil
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	350,000	15,000	—	365,000
Termination due to death or "disability"	—	—	2,120,884	2,120,884
Change in Control (double trigger)(5)	350,000	15,000	5,248,155	5,613,155
Change in Control (good reason)(6)	—	—	4,082,294	4,082,294
Dr. Christopher (Chris) Dold
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	300,000	15,000	—	315,000
Termination due to death or "disability"	—	—	1,321,774	1,321,774
Change in Control (double trigger)(5)	300,000	15,000	3,545,207	3,860,207
Change in Control (good reason)(6)	-	-	3,230,941	3,230,941
G. Anthony (Tony) Taylor
Voluntary resignation(7)	—	—	344,805	344,805
Termination under Severance Plan(4)	362,000	15,000	—	377,000
Termination due to death or "disability"	—	—	1,742,462	1,742,462
Change in Control (double trigger)(5)	362,000	15,000	4,545,022	4,922,022
Change in Control (good reason)(6)	—	—	3,704,918	3,704,918

(1)

Cash severance includes amounts payable to executive with respect to salary and bonus.  See “Severance Arrangements and Restrictive Covenants” below for information about how these amounts are calculated.

(2)	Reflects a lump sum cash payment intended to be used to defray the employee’s post-termination health insurance expenses.
(3)

Upon a termination of employment without cause or due to death or disability within 12 months following a change in control, (i) our named executive officers’ unvested options and time-vesting units or shares of restricted stock generally immediately vest and (ii) a pro rata portion of the number of performance-vesting units or shares granted under the 2018 Long Term Incentive Plan earned or eligible to vest based on actual performance (determined in good faith based on anticipated performance) immediately vest. With respect to the performance-vesting units granted under the 2019 Long-Term Incentive Plan, upon a termination of an executive’s employment by the Company without cause (other than due to death or disability) within 12 months following a change in control, the number of performance-vesting units that would have been earned at the end of the fiscal year in which a change in control occurs as determined in good faith based on anticipated performance immediately vest. Upon a termination of executive’s employment due to death or disability prior to the end of the performance period, a pro-rata portion of the performance-vesting units granted under the 2019 Long-Term Incentive Plan will be eligible to vest based on actual performance.

Upon a termination of employment due to death or “disability” other than within 12 months following a change in control, a pro rata portion of the next installment of unvested options and time-vesting units or shares immediately vest and a pro rata portion of the performance-vesting units or shares granted under the 2018 and 2019 Long Term Incentive Plans earned or eligible to vest based on actual performance (or determined in good faith based on anticipated performance) vest.

Upon a termination of employment by the executive to the extent they are entitled to terminate employment for “good reason” within 12 months following a change in control, unvested options and time-vesting units or shares of restricted stock will immediately vest. With respect to the performance-vesting units granted under the 2019 Long-Term Incentive Plan, upon a termination of employment by the executive due to “good reason” within 12 months following a change in control, the number of performance-vesting units that would have been earned by Messrs. Swanson, Bogumil, Dold and Taylor and Ms. Gulacsy at the end of the fiscal year in which a change in control occurs as determined in good faith based on anticipated performance immediately vest.

See “Treatment of Long-Term Incentive and Equity Awards Upon a Termination or Change of Control”

The amounts reported in this column represent the value of unvested restricted units or shares based on the closing market price of our stock on December 31, 2020.  The value of unvested stock options is calculated as the difference between the close price on December 31, 2020 and the stock option exercise price, unless the stock option exercise price is higher than the close price, in which case these stock options were not assigned a value. No amounts are reported in this column with respect to the 2018 and 2019 performance-vesting unit awards as those were not deemed probable of vesting as of December 31, 2020.

(4)

Includes terminations relating to (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation, (2) job elimination resulting from a sale or merger; or (3) a lack of available position following a return from a certified medical leave of absence or work-related injury or illness.

(5)	For purposes of this table, Change in Control (double trigger) assumes that both a termination of employment without cause and a change in control occur on December 31, 2020.
(6)	For purposes of this table, Change in Control (good reason) assumes that both a termination by the executive for “good reason” and a change in control occur on December 31, 2020.
(7)	Represents prorated vesting as part of a qualified retirement as defined in the applicable award agreement.

Severance Arrangements and Restrictive Covenants

We have adopted the Key Employee Severance Plan (the “Severance Plan”) for the benefit of certain key employees. Each of the named executive officers employed at year-end was eligible for severance pay and benefits under the Severance Plan. All severance pay and benefits under the Severance Plan must be approved by the Chief Human Resources Officer and the Chairman of the Compensation Committee.

Messrs. Swanson, Bogumil, Dold and Taylor and Ms. Gulacsy

Pursuant to the Severance Plan, if the employment of Messrs. Swanson, Bogumil, Dold and Taylor or Ms. Gulacsy terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; or (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness, in each case subject to the approval of the Chief Human Resources Officer and the Chairman of our Compensation Committee, Messrs. Swanson, Bogumil, Dold or Taylor or Ms. Gulacsy will be entitled to receive:

•

Severance pay equal to 24 months of annual base salary for Mr. Swanson and 12 months of annual base salary for Messrs. Bogumil, Dold and Taylor and Ms. Gulacsy, payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule;

•

the pro-rata portion (pro-rated through the date of termination) of the annual cash bonus he or she would have otherwise been entitled to receive based on actual performance had he or she remained employed through the payment date (not to exceed his or her annual target bonus amount); and

•	a lump sum cash payment equal to $25,000 for Mr. Swanson and $15,000 for Messrs. Bogumil, Dold and Taylor and Ms. Gulacsy, which is intended to defray post-termination health insurance expenses.

In order to be eligible for the Severance Plan benefits, an eligible key employee must sign and return a release and waiver of claims that will include but is not limited to (1) a one-year non-compete covenant; (2) a two-year non-solicitation covenant; (3) a non-disparagement covenant; (4) confidentiality clauses prohibiting the disclosure of confidential information and the existence of the separation agreement and release and waiver of claims; (5) an agreement to cooperate in any current or future legal matters relating to activities or matters occurring during such employee’s term of employment; and (6) the release of any and all claims that such employee may have against us.

No benefits are payable under the Severance Plan if (1) the eligible key employee fails or refuses to return the separation agreement and release and waiver of claims; (2) the eligible employee voluntarily terminates his or her employment for any reason; (3) the eligible employee terminates as a result of (or grounds for termination existed at the time of termination by reason of the following) (i) misconduct; or (ii) violation of Company rules, policies or practices; or (iii) poor performance; or (4) death, disability or failure to return after an approved leave of absence.

Mr. Rivera

Pursuant to the Rivera Employment Agreement, in the event of a termination of Mr. Rivera’s employment by the Company without “cause” (as defined in the Rivera Employment Agreement) or by him for “good reason” (as defined in the Rivera Employment Agreement), subject to his execution of a general release of claims in favor of the Company, he would have been entitled to receive: (v) a pro-rata portion of his annual bonus, subject to the achievement of the applicable performance goals, (w) a lump sum cash payment equal to two times (or three times, if the termination occurred within 12 months after a change in control) the sum of (A) his base salary and (B) the greater of the annual bonus earned in respect of the year prior to the fiscal year of termination (not to exceed the target annual bonus amount) and 100% of base salary, (x) full accelerated vesting of the Rivera Sign-On RSU Grant, (y) if such termination occurs in the second half of the fiscal year in which the Company achieves the applicable performance condition, vesting of a pro-rata portion of the Rivera Sign-On PSU Grant, and (z) subject to his election of COBRA continuation coverage, for a period of two years following the termination (or three years, if the termination occurred within 12 months after a change in control), a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage. If Mr. Rivera’s employment would have been terminated as a result of his death or “disability” (as defined in the Employment Agreement), he would have been entitled to receive a pro-rated portion of the annual bonus in respect of the year in which his termination occurred and pro-rated vesting of the Rivera Sign-On Option Grant, the Rivera Sign-On RSU Grant, and the Rivera Sign-On PSU Grant. In addition, if the Company determined not to renew the Rivera Employment Agreement at the end of the term and Mr. Rivera resigned with “good reason” following notice of such non-renewal, he would have been entitled to full vesting for the current performance period of the Rivera Sign-On PSU Grant, subject to the achievement of the performance metrics and the Rivera Sign-On Option Grant, in each case, to the extent the performance or vesting period would have been completed by (or within 31 days of) the fiscal year in which such notice was delivered.

Pursuant to the terms of the Rivera Employment Agreement, Mr. Rivera is subject to non-competition and non-solicitation covenants that apply during his employment and for the greater of two years following termination of his employment or the duration of the applicable severance period. Mr. Rivera is also subject to an indefinite confidentiality covenant and Mr. Rivera and the Company are subject to an indefinite non-disparagement covenant.

Mr. Rivera was not entitled to any payments and benefits under the Rivera Employment Agreement in connection with his voluntary resignation on April 4, 2020. In addition, in connection with his voluntary resignation, Mr. Rivera forfeited the Rivera Sign-On Option Grant, the Rivera Sign-On RSU Grant and the Rivera Sign-On PSU Grant.

Treatment of Long-Term Incentive and Equity Awards upon Termination or Change in Control

Except as otherwise noted above in “Potential Payments Upon Termination—Severance Agreements and Restrictive Covenants”, in connection with a termination of employment or change in control (as defined in the applicable award agreement), long-term incentive and equity awards are generally subject to the following treatment:

Stock options and time-vesting awards. Upon a termination of an executive’s employment by the Company without cause or a termination due to the executive’s death or disability, in each case within 12 months following a change in control, all unvested stock option and time-vesting share or unit awards will immediately vest and become exercisable. In addition, generally, upon a termination due to the executive’s death or disability, other than within 12 months following a change in control, or “qualified retirement” (as defined in the applicable award agreement), a pro-rata portion of the next installment of such awards will immediately vest.  If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting shares

With respect to stock options and time-vesting units granted in calendar year 2019 or 2020, upon a termination of an executive’s employment by the Company without cause (other than due to death or disability) or, by certain executives, for good reason, in each case, within 12 months following a change in control, all unvested stock options/time-vesting units will immediately vest and become exercisable. In addition, with respect to certain executives, all unvested stock-options will vest and become exercisable, subject to continued employment, on the 12-month anniversary of a change of control. Generally upon a termination due to the executive’s death or disability, a pro-rata portion of the next installment of such stock options and time-vesting units will immediately vest. If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting units will be forfeited.

The Rivera Sign-On Option Grant was subject to the same treatment as the stock options granted in calendar year 2019 summarized above except that, upon a change in control prior to the third anniversary of the date of grant, the Rivera Sign-On Option Grant would have vested in full, and, in the event of a termination of Mr. Rivera’s employment by the Company without “cause” (as defined in the Rivera Employment Agreement) or by him for “good reason” (as defined in the Rivera Employment Agreement) at any time, the Rivera Sign-On Option Grant would have immediately vested and become exercisable.

Performance-vesting shares/units.  Upon a change in control during the performance period, the number of performance-vesting shares that are eligible to vest will generally be determined based on actual performance through that date (and, to the extent actual performance is unable to be calculated, at target performance) (the “Actual Performance Factor”) and such number of performance-vesting shares will vest at the end of the performance period subject only to the executive’s continued employment through such date. Generally, upon (1) a termination of an executive’s employment by the Company without cause or termination due to the executive’s death or disability, in each case within 12 months following a change in control, the performance-vesting shares will vest based on the Actual Performance Factor; and (2) a termination due to the executive’s death or disability, other than within 12 months following a change in control, or “qualified retirement” (as defined in the applicable award agreement), a pro-rata portion of the performance-vesting shares will immediately vest based on the Actual Performance Factor.  If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting shares will be forfeited.

With respect to performance-vesting units granted in calendar year 2019 and 2020, upon a change in control during the performance period, the number of performance-vesting units that would have been earned at the end of the fiscal year in which a change in control occurs as determined in good faith based on anticipated performance (the “specified number”), are eligible to vest on the first anniversary of such change in control, subject to continued employment.  Any remaining performance-vesting units will remain outstanding and eligible to vest in accordance with the original terms, subject to adjustments.  In addition, upon a termination of an executive’s employment by the Company without cause (other than due to death or disability) or, by certain executives, for good reason, in each case, within 12 months following a change in control, the specified number of performance-vesting units will vest and all other performance-vesting units will be forfeited.  Upon a termination of executive’s employment due to death or disability prior to the end of the performance period, a pro-rata portion of the performance-vesting units will be eligible to vest based on actual performance.  Any performance-vesting units that do not vest in accordance with the above shall immediately be forfeited.  If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting units will be forfeited.

The Rivera Sign-On PSU Grant was subject to the same treatment as the performance-vesting units granted in calendar year 2019 summarized above except that, upon a termination of Mr. Rivera’s employment by the Company without cause (other than due to death or disability) or for good reason in the second half of any fiscal year (and other than during the 12-month period following a change in control), a pro-rata portion of the performance-vesting units would have been eligible to vest based on actual performance.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to determine and disclose the pay ratio of our Chief Executive Officer to that of our median employee.

For 2020, we identified the median employee by examining the 2020 total taxable wages for all of our employees, excluding our CEO, who were employed by us on December 9, 2020. We included all employees, whether employed on a full-time, part-time or seasonal basis. We excluded furloughed employees that did not work for us at any point during 2020 and received no wages. Total 2020 taxable wages, which information we obtained from our internal payroll records, included 2020 base salary paid through December 9, 2020, actual annual bonus paid in 2020 for 2019 performance (if any) and the fair value of all equity awards granted during 2020 consistent with ASC Topic 718. For our permanent full-time and part-time employees, base wages were annualized for those employees who joined the Company in 2020. No normalization adjustments were made for our seasonal part-time employees, even in cases where the number of hours worked were significantly less than prior years due to the impact of the COVID-19 pandemic. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base.

As permitted under Item 402(u) of Regulation S-K, we selected Mr. Swanson, who was our Interim Chief Executive Officer at the time we identified the median employee and continues to serve in that capacity. Prior to becoming Interim Chief Executive Officer, Mr. Swanson served as the Company’s Chief Financial Officer and Treasurer.  Mr. Swanson did not receive any change in his compensation as a result of his promotion.  However, due to the pandemic, Mr. Swanson and the Company’s other executive officers agreed to have their annual base salary temporarily reduced by 20% for a portion of 2020.  As a result, for Mr. Swanson’s 2020 compensation as Interim Chief Executive Officer, we utilized the total compensation as reflected in the Summary Compensation Table.  We believe this reflects Mr. Swanson’s annualized compensation as though he served as Chief Executive Officer for the full 2020 fiscal year.

We calculated annual total compensation for the median employee identified in 2020 for the full 2020 fiscal year using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table elsewhere in this Proxy Statement. We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As set forth above, our Chief Executive Officer to median employee pay ratio is 341 to 1.

•	the median employee had 2020 annual total compensation of $5,849; and
•

the annual total compensation of our Chief Executive Officer, as reported in the 2020 Summary Compensation Table above and annualized as though Mr. Swanson served as our Chief Executive Officer for the full year, was $1,993,055.

Director Compensation for Fiscal 2020

The following table summarizes all compensation for our non-employee directors for fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ronald Bension(3)	—	244,652	244,652
James Chambers(4)	—	258,624	258,624
William Gray(5)	—	254,029	254,029
Timothy J. Hartnett(6)	—	64,186	64,186
Charles I. Koppelman(7)	—	242,860	242,860
Yoshikazu Maruyama(8)	—	244,273	244,273
Thomas Moloney(9)	—	252,631	252,631
Neha Jogani Narang(10)	—	230,055	230,055
Scott Ross(11)	—	374,475	374,475
Kimberly Schaefer(12)	—	63,806	63,806

(1)

Given the effects of the pandemic, the Board determined to pay the 2020 quarterly cash retainer compensation as equity. Individual directors did not have a choice to elect to receive cash. Payments were made in the form of immediate vesting restricted stock units with the amount calculated using the equivalent applicable quarterly payment amount divided by the grant date 10 day volume weighted average price.

(2)

Amounts included in this column reflect the aggregate grant date fair value of deferred stock units or restricted stock units granted during fiscal year 2020, calculated in accordance with ASC Topic 718. The assumptions used in the valuation are discussed in Note 19: “Equity-Based Compensation” to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020. Included in this column is the grant date fair value related to the previously discussed 2020 quarterly retainer payments including approximately, $124,662 for Mr. Bension, $138,634 for Mr. Chambers, $134,039 for Mr. Gray, $4,044 for Mr. Hartnett, $122,870 for Mr. Koppelman, $124,283 for Mr. Maruyama, $132,641 for Mr. Moloney, $110,065 for Ms. Narang, $254,485 for Mr. Ross and $3,664 for Ms. Schaefer. As of December 31, 2020: each of Messrs. Bension, Chambers, Gray, Maruyama, Moloney, Ross and Ms. Narang owned 6,458 unvested deferred stock units; Mr. Koppelman owned 6,458 unvested restricted stock units; and Mr. Hartnett and Ms. Schaefer owned 2,071 unvested deferred stock units.

(3)

In addition to an annual retainer of $60,000, Mr. Bension also received (a) a fee of $15,000 for his service as a member of the Audit Committee; (b) a fee of $10,000 for his service as a member of the Revenue Committee; (c) a fee of $367 for his service on a special committee; and (d) a fee of $40,500 for special compensation to recognize extraordinary board service.

(4)

In addition to an annual retainer of $60,000, Mr. Chambers also received (a) a fee of $10,000 for his service as a member of the Compensation Committee; and (b) a fee of $15,000 for his service as Chairperson of the Nominating and Corporate Governance Committee; (c) a fee of $10,000 for his services as a member of the Revenue Committee; (d) a fee of $5,000 for his service on a special committee; and (e) a fee of $40,500 for special compensation to recognize extraordinary board service.

(5)

In addition to an annual retainer of $60,000, Mr. Gray also received (a) a fee of $15,000 for his service as a member of the Audit Committee; (b) a fee of $10,000 for his services as a member of the Nominating and Corporate Governance Committee; (c) a fee of $10,000 for his services as a member of the Revenue Committee; and (d) a fee of $40,500 for special compensation to recognize extraordinary board service.

(6)	Mr. Hartnett was appointed to our Board on December 9, 2020. In addition to a pro-rated annual retainer of $3,587, Mr. Hartnett received a fee of $367 for his service on a special committee.
(7)

In addition to an annual retainer of $60,000, Mr. Koppelman also received (a) a fee of $10,000 for his service as a member of the Nominating and Corporate Governance Committee; (b) a fee of $10,000 for his services as a member of the Revenue Committee; (c) a fee of $3,750 for his service on a special committee; and (d) a fee of $40,500 for special compensation to recognize extraordinary board service.

(8)

In addition to an annual retainer of $60,000, Mr. Maruyama also received (a) a fee of $15,000 for his service as Chairman of the Revenue Committee; (b) a fee of $10,000 for his service as a member of the Compensation Committee and (c) a fee of $40,500 for special compensation to recognize extraordinary board service.

(9)

In addition to an annual retainer of $60,000, Mr. Moloney received (a) a fee of $20,000 for his service as Chairman of the Audit Committee; (b) a fee of $10,000 for his services as a member of the Compensation Committee; (c) a fee of $3,750 for his service on a special committee; and (d) a fee of $40,500 for special compensation to recognize extraordinary board service.

(10)

In addition to an annual retainer of $60,000, Ms. Narang received (a) a fee of $10,000 for her service on the Revenue Committee; (b) a fee of $367 for her service on a special committee; and (c) a fee of $40,500 for special compensation to recognize extraordinary board service.

(11)

In addition to an annual retainer of $180,000 for his service as Chairman of the Board, Mr. Ross received (a) a fee of $10,000 for his service as a member of the Revenue Committee; (b) a fee of $10,000 for his service as a member of the Nominating and Corporate Governance Committee; (c) a fee of $15,000 for his service as Chairperson of the Compensation Committee; (d) a fee of $3,750 for his service on a special committee; and (e) a fee of $40,500 for special compensation to recognize extraordinary board service.

(12)	Ms. Schaefer was appointed to our Board on December 9, 2020. Ms. Schaefer received a pro-rated annual retainer of $3,587.

Outside Director Compensation Policy

Cash Compensation

Under the Outside Director Compensation Policy, each non-employee director was entitled to receive annual cash retainers for service in 2020 to the extent they served in the following positions; however, the Board determined to pay these amounts in equity compensation in lieu of cash.  The equity was in the form of fully-vested shares based upon the 10 previous days’ volume weighted average stock price”

Position	2020 Annual Cash Retainer	2021 Annual Cash Retainer
Chairperson of the Board of Directors	$180,000	$180,000
Member of the Board of Directors other than the Chairperson of the Board of Directors	$60,000	$75,000
Lead Director	$25,000	$40,000
Audit Committee Chairperson	$20,000	$25,000
Compensation Committee Chairperson	$15,000	$20,000
Nominating and Corporate Governance Committee Chairperson	$15,000	$20,000
Revenue Committee Chairperson	$15,000	$20,000
Special/Ad Hoc Committee Chairperson*	$20,000	$25,000
Audit Committee Member	$15,000	$15,000
Compensation Committee Member	$10,000	$10,000
Nominating and Corporate Governance Committee Member	$10,000	$10,000
Revenue Committee Member	$10,000	$10,000
Special/Ad Hoc Committee Member*	$15,000	$15,000

*May be such other amounts as may be determined by the Board of Directors upon establishment of the Special/Ad Hoc Committee

The Board also amended the Director Compensation Policy to specifically provide that any or all of the above referenced cash compensation may be paid in deferred stock units or restricted stock units if a timely election is made by the Outside Director. The method of determining the number of shares will be made at the time of the determination to pay in equity in lieu of cash. Any equity award granted in lieu of cash compensation shall immediately vest upon grant unless otherwise determined by the Board. Also, during 2020, the Board met 48 times in order to respond to the effect of the pandemic.  To recognize the significant increase in work and time required of directors as a result of the pandemic, the Board approved special compensation in the amount of $40,500 for each director who served during all of 2020.

Equity Compensation

The Outside Director Compensation Policy provides that equity awards to non-employee directors will take the form of deferred stock units (“DSUs”) (or, for awards granted after our annual meeting of stockholders in 2019, if timely elected, restricted stock units (“RSUs”) payable in shares of our common stock upon settlement). Each DSU awarded to non-employee directors represents the right to receive one share of our common stock in the future. The DSUs will be paid out beginning (a) for awards granted before our annual meeting of stockholders in 2019, one year after the non-employee director leaves the Board, or, if earlier, upon the death of the director or (b) for awards granted on or after our annual meeting of stockholders in 2019, three months after the non-employee director leaves the Board, or six months after the non-employee director leaves the Board if such director is considered a specified employee under 409A of the Internal Revenue Code.

In 2020, non-employee directors were eligible to receive all types of equity awards (except incentive stock options) under our 2017 Omnibus Incentive Plan including discretionary awards not covered under the Outside Director Compensation Policy. The Outside Director Compensation Policy provided in 2020 that on the date of the annual meeting of stockholders, (i) each non-employee director would be granted an annual award of DSUs or if timely elected, RSUs under the 2017 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2017 Omnibus Incentive Plan) equal to $120,000 and (ii) each new non-employee director to our Board of Directors, would be granted an initial award of DSUs or if timely elected, RSUs having a Fair Market Value  equal to $120,000 prorated based upon their date of election. The Outside Director Compensation Policy has been amended to provide that beginning with the 2021 Annual Meeting of Stockholders, on the date of the Annual Meeting, each non-employee director would be granted an annual award of DSUs or if timely elected, RSUs equal to $150,000.  Any newly elected director in 2021 would similarly be entitled to a prorated award of $150,000.

In accordance with our Amended and Restated Outside Director Compensation Policy, each annual equity award granted to our non-employee directors will vest 100% on the day before the next annual meeting of stockholders of the Company occurring after the date of grant, subject to the non-employee director’s continued service through such date. Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director in 2020 will vest in full upon a “change in control” (as defined in the 2017 Omnibus Incentive Plan).

Stock Ownership Guidelines

In order to align directors and stockholder interests, the Company has adopted stock ownership guidelines for our directors. The Company’s stock ownership guidelines provide that each director is required to hold shares of common stock with a value at least equal to five times the director’s annual cash retainer. If a director is not in compliance with the stock ownership guidelines, the director is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met.  This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines in 2014. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.  The Company also has stock ownership guidelines applicable to executives. See “Executive Compensation ― Executive Compensation Governance Practices ―Stock Ownership Guidelines.”

Ownership of Securities

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 15, 2021 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of April 15, 2021, there were 79,060,099 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Hill Path Capital LP (1)	27,205,306	34.4%
Barrow, Hanley, Mewhinney & Strauss, LLC(2)	7,781,399	9.8%
The Vanguard Group(3)	4,604,512	5.8%
Nomura Holdings, Inc.(4)	4,563,529	5.8%
BlackRock, Inc.(5)	4,347,196	5.5%
Directors and Named Executive Officers:
Marc Swanson(6)(7)(8)	131,172	*
Elizabeth C. Gulacsy(6)(7)(8)	62,120	*
Walter Bogumil(6)(7)(8)	87,191	*
Dr. Christopher (Chris) Dold(6)(7)(8)	78,151	*
George Anthony (Tony) Taylor(6)(7)(8)	251,780	*
Ronald Bension(9)	19,053	*
James Chambers(9)	7,855	*
William Gray(9)	35,485	*
Timothy Hartnett(9)	3,403	*
Charles I. Koppelman(10)	16,421	*
Yoshikazu Maruyama(9)	15,000	*
Thomas Moloney(9)(11)	34,753	*
Neha Jogani Narang(9)	5,374	*
Scott Ross(9)	24,788	*
Kimberly Schaefer(9)	116	*
Sergio (Serge) D. Rivera(12)	1,262	*
All current directors and executive officers as a group (17 persons)(6)(7)(8)(9)(10)(11)(12)(13)	814,857	1.0%

*	Less than 1%.

(1)

Information regarding Hill Path Capital LP (“Hill Path”) is based solely on a Schedule 13D/A filed by Hill Path with the SEC on July 7, 2020. Hill Path owns 27,205,306 shares of our common stock and certain affiliated entities as follows: 5,885,065 shares of our common stock held by Hill Path Capital Partners LP (“Hill Path Capital”); 176,201 shares of our common stock held by Hill Path Capital Co-Investment Partners LP (“Hill Path Co-Investment”); 1,334,162 shares of our common stock held by Hill Path Capital Partners-H LP (“Hill Path H”); 6,109,962 shares of our common stock held by Hill Path Capital Partners Co-Investment E LP (“Hill Path E”); 402,016 shares of our common stock held by Hill Path Capital Partners Co-Investment E2 LP (“Hill Path E2”); 83,900 shares of our common stock held by Hill Path Capital Partners Co-Investment S LP (“Hill Path S”); 10,518,006 shares of our common stock held by HEP Fund LP (“HEP Fund”); and 2,695,994 shares of our common stock held by HM Fund LP (“HM Fund”). Hill Path Capital Partners GP LLC (“Hill Path GP”) is the general partner of each of Hill Path Capital, Hill Path Co-Investment and Hill Path H. Hill Path Capital Partners E GP LLC (“Hill Path E GP”) is the general partner of each of Hill Path E and Hill Path E2. Hill Path Capital Partners S GP LLC (“Hill Path S GP”) is the general partner of Hill Path S. HE GP LLC (“HE GP”) is the general partner of HEP Fund.  HM GP LLC (“HM GP”) is the general partner of HM Fund. Hill Path Investment Holdings LLC (“Hill Path Investment Holdings”) is the managing member of each of Hill Path GP, Hill Path E GP, Hill Path S GP, HE GP and HM GP. Hill Path is the investment manager of each of Hill Path Capital, Hill Path Co-Investment, Hill Path H, Hill Path E, Hill Path E2,

Hill Path S, HEP Fund and HM Fund. Hill Path Holdings LLC (“Hill Path Holdings”) is the general partner of Hill Path. Scott Ross is the managing partner of each of Hill Path Investment Holdings, Hill Path and Hill Path Holdings.

Amount reported in the table above excludes 24,788 shares of our common stock and 17,421 DSUs held directly by Mr. Ross.

Mr. Ross disclaims beneficial ownership of the shares beneficially owned by the Hill Path entities except to the extent of his pecuniary interest therein.

The address of the Hill Path entities and Mr. Ross is 150 East 58th Street, 32nd Floor, New York, New York 10155.

(2)

Information regarding Barrow, Hanley, Mewhinney & Strauss, LLC. (“Barrow Hanley”) is based solely on a Schedule 13G filed by Barrow Hanley with the SEC on February 11, 2021. Barrow Hanley reported sole voting power with respect to 3,241,398 shares, shared voting power with respect to 4,540,001 shares and sole dispositive power with respect to 7,781,399 shares. The address of Barrow Hanley is 2200 Ross Avenue, 31st Floor, Dallas, TX, 75201.

(3)

Information regarding The Vanguard Group (“Vanguard Group”) is based solely on a Schedule 13G/A filed by Vanguard Group with the SEC on February 10, 2021. Vanguard Group reported shared voting power with respect to 80,068 shares, sole dispositive power with respect to 4,483,602 shares and shared dispositive power with respect to 120,910 shares. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Information regarding Nomura Holdings, Inc (“Nomura”) is based solely on a Schedule 13G filed by Nomura with the SEC on February 16, 2021. Includes 4,563,529 shares beneficially owned by Nomura Global Financial Products, Inc. (“NGFP”). NGFP is a wholly owned subsidiary of Nomura, which accordingly may be deemed to beneficially own the shares beneficially owned by NGFP. The address of Nomura is 13-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan.  The address of NGFP is Worldwide Plaza, 309 West 49th Street, New York, NY 10019.

(5)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G filed by BlackRock with the SEC on February 2, 2021. BlackRock reported sole voting power with respect to 4,136,437 shares and sole dispositive power with respect to 4,347,196 shares. The address of BlackRock is 55 East 52nd Street, New York, NY, 10055.

(6)

Does not include performance vesting restricted stock units held by officers and received as part of their equity compensation as follows: Mr. Swanson, 67,642 RSUs; Ms. Gulacsy, 35,664 RSUs; Mr. Taylor, 71,589 RSUs; Mr. Bogumil 53,895 RSUs; Dr. Dold, 48,815 RSUs; and other officers, 53,692 RSUs.

(7)

Does not include time vesting restricted stock units held by officers and received as part of their equity compensation as follows: Mr. Swanson, 96,430 RSUs; Ms. Gulacsy, 54,811 RSUs; Mr. Taylor, 72,587 RSUs; Mr. Bogumil, 102,328 RSUs; Dr. Dold, 57,880 RSUs; and other officers, 52,378 RSUs.

(8)

Includes shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after April 15, 2021, as follows: Mr. Swanson, 10,214 shares; Ms. Gulacsy, 17,247 shares; Mr. Taylor, 107,413 shares; Mr. Bogumil, 10,214 shares; Dr. Dold, 26,462 shares; and other officers, 6,546 shares.

(9)

Does not include DSUs granted to directors for the equity portion of their annual or quarterly compensation as follows: Mr. Bension, 16,841 DSUs; Mr. Chambers, 10,509 DSUs; Mr. Gray, 16,261 DSUs; Mr. Hartnett, 2,643 DSUs; Mr. Maruyama, 16,841 DSUs; Mr. Moloney, 16,816 DSUs; Ms. Narang, 9,348 DSUs; Mr. Ross 17,421 DSUs; and Ms. Schaefer, 2,471 DSUs.

(10)	Includes 6,458 RSUs granted to Mr. Koppelman which will convert to stock on or within 60 days after April 15, 2021.
(11)	Consists of (i) 6,000 shares of common stock held jointly by Mr. Moloney and his spouse and (ii) 28,753 shares of common stock held individually by Mr. Moloney.
(12)	Former Chief Executive Officer.
(13)	Represents ownership by all directors and executive officers.

Delinquent Section 16(a)Reports

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, and directors, we believe that our executive officers, directors and Hill Path complied with all Section 16(a) filing requirements during 2020 except that Walter Bogumil, Chief Operating Officer, did not timely file a Form 4 due to an error in the initial calculation of share withholding for tax purposes.  The corrected withholding was reported promptly after the error was discovered.

Transactions with Related Persons

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under this policy:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

Transactions with Certain Stockholders

In May 2019, Hill Path Capital LP (“Hill Path”) and certain of its affiliates purchased 13,214,000 shares of our common stock that had been pledged by a former significant stockholder and subsequently foreclosed on by such stockholder’s lenders (the “HP Purchase”).

Hill Path Stockholders Agreement

In connection with the HP Purchase, the Company entered into a stockholders agreement with Hill Path (the “Hill Path Stockholders Agreement”). Under the Hill Path Stockholders Agreement, for so long as Hill Path owns at least 5% of the Company’s outstanding common stock, it will have the right to designate a number of individuals as directors (the “Hill Path Designees”) in proportion to its share ownership, provided that the maximum number of Hill Path Designees shall not exceed three. Scott Ross, James Chambers and Charles Koppelman are each a Hill Path Designee.

The Hill Path Stockholders Agreement generally requires Hill Path to vote all of its shares in excess of 24.9% of the total outstanding shares of the Company, in its sole discretion, either (i) affirmatively in favor of the Board of Directors’ recommendation (or, in the case of director elections, in favor of each person nominated by the Board of Directors or the Nominating and Corporate Governance Committee) or (ii) in the same proportion as the shares owned by other stockholders are voted.

The Hill Path Stockholders Agreement requires Hill Path to not transfer any shares of the Company unless it is a “Permitted Transfer” as defined in the Hill Path Stockholders Agreement.  In addition, other than in an underwritten public offering or underwritten or registered block trade, or a Permitted Transfer, Hill Path is not permitted to transfer shares of the Company to certain restricted entities or, to the knowledge of Hill Path or its broker, a person or group who is a 25% stockholder or who would thereby become a 25% stockholder.

The Hill Path Stockholders Agreement includes a customary standstill provision that expired 15 days prior to the expiration of the advance notice deadline for the Company’s 2020 annual meeting.  In addition, for so long as the Hill Path Stockholders Agreement is in effect, the Hill Path Stockholders Agreement prohibits Hill Path and its affiliates from, among other things, acquiring or proposing to acquire securities of the Company if, after giving effect to such acquisition, Hill Path and its affiliates would own an amount in excess of 34.9% of the Company’s outstanding shares of common stock (or 39.9% if permitted under the Company’s indebtedness).

In connection with any acquisition transaction involving more than 50% of the Company’s equity securities, assets, revenues or net income, Hill Path has agreed that the price per share received by Hill Path in connection with the acquisition transaction shall be identical to the price per share received by other stockholders.  If the form of consideration per share received by Hill Path is not identical to the form of consideration per share received by other stockholders, the Hill Path Designees shall recuse themselves from the consideration, evaluation and other processes of the Board or any duly authorized committee thereof with respect to the acquisition transaction.

The Hill Path Stockholders Agreement will terminate when Hill Path and its affiliates, in the aggregate, hold less than 5% of the Company’s common stock.

Hill Path Registration Rights Agreements

In connection with the HP Purchase, the Company also entered into a registration rights agreement (the “Hill Path Registration Rights Agreement”) with Hill Path and certain of its affiliates. The Hill Path Registration Rights Agreement provides that, subject to the transfer restrictions set forth in the Hill Path Stockholders Agreement, Hill Path has customary “demand” and “piggyback” registration rights. The Hill Path Registration Rights Agreement also requires the Company to pay certain expenses relating to such registrations and to indemnify the registration rights holders against certain liabilities under the Securities Act.

Hill Path Undertaking Agreement

In connection with the HP Purchase, the Company also entered into an amended and restated undertaking agreement with Hill Path, Scott Ross and James Chambers (the “Hill Path Undertaking Agreement”). Pursuant to the Hill Path Undertaking Agreement, Scott Ross and James Chambers will, subject to and in accordance with the terms of the Hill Path Undertaking Agreement, be permitted to and may provide information to certain personnel of Hill Path and certain of Hill Path’s advisors. The undertakings of Hill Path, Scott Ross and James Chambers pursuant to the Hill Path Undertaking Agreement are effective for 12 months following the date on which there is no director serving on the Board who is designated by Hill Path.

Other Hill Path Agreements

On November 5, 2017, the Company and Hill Path entered into a Cooperation Agreement (the “Cooperation Agreement”) and certain related agreements. Pursuant to the Cooperation Agreement, on November 5, 2017, the Board appointed a designee from Hill Path, Scott Ross (the “Designee”), to the Board and the Revenue Committee, immediately following the execution of the Cooperation Agreement. Under the terms of the Cooperation Agreement, the Company paid Hill Path $500,000 during the fourth quarter of 2017 to reimburse for fees and expenses incurred in connection with the negotiation and execution of the Cooperation Agreement.

On November 5, 2017, the Company also entered into an Undertaking Agreement (the “Undertaking Agreement”) which permits the Designee to provide information to certain personnel of Hill Path and certain of Hill Path’s advisors as described therein. The undertakings of Hill Path and the Designee pursuant to the Undertaking Agreement are effective for 12 months following the date on which there is no director serving on the Board who is designated by Hill Path. The Company also entered into a side letter with Hill Path that provides if it obtains any requisite Board approval or the consent of ZHG, the Company will execute and deliver to Hill Path a form of registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will provide that following the date that is one day after the expiration of the Company’s advance notice period for the nomination of directors at the 2018 Annual Meeting and provided that Hill Path has not submitted any nominations for the election of directors in accordance with the Company’s advance notice period as set forth in the Company’s Second Amended and Restated Bylaws, the Hill Path entities will have limited shelf registration rights with respect to their common stock (including certain demand underwritten offering rights and piggyback registration rights). The Registration Rights Agreement also will require the Company to pay certain expenses relating to such registration and indemnify the Hill Path entities against certain liabilities under the Securities Act of 1933, as amended.

Repurchase of Securities

As market conditions warrant, we and our major stockholders, including Hill Path and its affiliates, may from time to time, depending upon market conditions, seek to repurchase our debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

STOCKHOLDER Proposals for the 2022 Annual Meeting

If any stockholder wishes to propose a matter for consideration at our 2022 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, FL 32821. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2022 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 30, 2021. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2022, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2022, such a proposal must be received on or after February 11, 2022, but not later than March 13, 2022. In the event that the date of the Annual Meeting of Stockholders to be held in 2022 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2022 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2022 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2022 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting G. Anthony (Tony) Taylor, 6240 Sea Harbor Drive, Orlando, Florida 32821, (407) 226-5011.

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.seaworldentertainment.com) and click on “SEC Filings” under the “Investor Relations” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

SeaWorld Entertainment, Inc.

6240 Sea Harbor Drive

Orlando, Florida 32821

SEAWORLD ENTERTAINMENT SEAWORLD ENTERTAINMENT, INC.6240 SEA HARBOR DRIVEORLANDO, FL 32821 VOTE BY INTERNET - www.proxyvote.comBefore The Meeting- Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To Attend the Meeting-Go to www.virtualshareholdermeeting.com/SEAS2021 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. To elect the ten director nominees. Nominees For Against Abstain 1a. Ronald Bension 1b. James Chambers 1c. William Gray 1d. Timothy Hartnett 1e. Charles Koppelman 1f. Yoshikazu Maruyama 1g. Thomas E. Moloney 1h. Neha Jogani Narang 1i. Scott Ross 1j. Kimberly Schaefer The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. 3. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers. NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 00000512433_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Friday June 11, 2021:The Proxy Statement and 2020 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ending December31, 2020 are available at www.proxyvote.com SEAWORLD ENTERTAINMENT, INC. Annual Meeting of Stockholders June 11, 2021 11:00 AM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Marc G. Swanson, G. Anthony (Tony) Taylor and Harold Herman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote,  as designated on the reverse side of this ballot, all of the shares of Common Stock of SEAWORLD ENTERTAINMENT, INC. held of record by the stockholder(s) at the close of business on April 15, 2021 that the stockholder(s) is/are entitled to vote if personally present on all other matters properly coming before the Annual Meeting of Stockholders to be held at 11:00AM, EDT on June 11, 2021, at www.virtualshareholdermeeting.com/SEAS2021, and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting and any adjournments or postponements thereof. If you just sign and submit your proxy card without voting instructions, these shares will be voted "FOR" each director nominee listed herein, "FOR" proposals 2 and 3, as recommended by the Board, and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon. This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is signed and no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000512433_2 R1.0.0.177